                                                                     EXHIBIT 2.1

                                                               EXECUTION VERSION

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                             APPLIED MATERIALS, INC.

                                       AND

                             BROOKS AUTOMATION, INC.

                                TABLE OF CONTENTS

                                                                             Page
ARTICLE 1 PURCHASE OF ASSETS                                                   1
     1.1  Purchase and Sale                                                    1
     1.2  Excluded Assets                                                      2
     1.3  Assumption of Liabilities                                            3
     1.4  Purchase Price                                                       3
     1.5  Closing                                                              3
     1.6  Net Asset Value Adjustment                                           5
     1.7  Seller's Option to Transfer Leases through Subleases                 6
     1.8  Limitation on Assignment of Acquired Assets                          7

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLER                             7
     2.1  Organization; Good Standing                                          8
     2.2  Capitalization                                                       8
     2.3  Authority Relative to this Agreement                                 8
     2.4  Title to Shares                                                      8
     2.5  No Conflict; Required Filings and Consents                           8
     2.6  Compliance with Law                                                  9
     2.7  Financial Information                                                9
     2.8  No Undisclosed Liabilities                                          10
     2.9  Title to Assets; Absence of Liens and Encumbrances                  10
     2.10 Condition of Assets                                                 10
     2.11 Compliance with Environmental Laws                                  10
     2.12 Litigation                                                          11
     2.13 Taxes                                                               11
     2.14 Employment Matters                                                  12
     2.15 Labor Relations                                                     13
     2.16 Contracts                                                           14
     2.17 Insurance                                                           15
     2.18 Leased Real Property                                                16

     2.19 Intellectual Property                                               16
     2.20 Warranty and Product Liability Claims                               17
     2.21 Absence of Certain Developments                                     17
     2.22 Brokers or Finders                                                  18
     2.23 Sufficiency of Acquired Assets                                      18

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER                             19
     3.1  Organization and Qualification                                      19
     3.2  Authority Relative to this Agreement                                19
     3.3  No Conflict, Required Filings and Consents                          19
     3.4  Financial Ability to Perform                                        20
     3.5  Brokers                                                             20

ARTICLE 4 COVENANTS                                                           20
     4.1  Access to Information                                               20
     4.2  Conduct of Business                                                 20
     4.3  Further Assurances; Maintenance of Representations and Warranties   22
     4.4  Announcements                                                       22
     4.5  Efforts to Consummate                                               22
     4.6  Employees                                                           22
     4.7  HSR Act                                                             25
     4.8  Business Records                                                    25
     4.9  Tax Matters                                                         25
     4.10 US Lease Agreements                                                 30
     4.11 Taiwan Sublease Agreement                                           30
     4.12 Transition Services Agreement                                       30
     4.13 Patent License Agreement                                            30
     4.14 Software License Agreement; Supply Relationship Agreement           30
     4.15 Escrow Agreement                                                    31
     4.16 Noncompetition and Nonsolicitation                                  31
     4.17 Exclusivity                                                         31
     4.18 Attorney-Client Privilege                                           32
     4.19 Intercompany Receivables and Payables                               32
     4.20 Required Consents                                                   32

     4.21 Confidentiality                                                     32
     4.22 Foreign Matters                                                     33
     4.23 Use of "Brooks"                                                     34

ARTICLE 5 CONDITIONS PRECEDENT TO CLOSING                                     34
     5.1  Conditions to Obligations of Buyer                                  34
     5.2  Conditions to Obligations of Seller                                 35

ARTICLE 6 TERMINATION                                                         36
     6.1  Termination by Mutual Consent                                       36
     6.2  Termination by Buyer                                                36
     6.3  Termination by Seller                                               36
     6.4  Effect of Termination                                               36

ARTICLE 7 INDEMNIFICATION; NATURE OF REPRESENTATIONS AND WARRANTIES           37
     7.1  Escrow Fund                                                         37
     7.2  Indemnities                                                         37
     7.3  Limitations on Indemnification                                      37
     7.4  Procedures Regarding Indemnification Claims                         38
     7.5  Exclusive Remedy                                                    39
     7.6  Only Representations and Warranties, etc                            39
     7.7  Tax Treatment                                                       40
     7.8  No Right of Set-Off                                                 40

ARTICLE 8 DEFINITIONS; CERTAIN RULES OF CONSTRUCTION                          40
     8.1  Definitions                                                         40
     8.2  Certain Rules of Construction                                       47

ARTICLE 9 MISCELLANEOUS                                                       47
     9.1  Time is of the Essence                                              47
     9.2  Waivers and Amendments                                              47
     9.3  Cumulative Rights and Remedies                                      47
     9.4  Notices                                                             47
     9.5  Expenses                                                            49
     9.6  Miscellaneous                                                       49

     9.7  Choice of Law                                                       50
     9.8  Consent to Jurisdiction                                             50
     9.9  WAIVER OF JURY TRIAL                                                51
     9.10 Severability                                                        51
     9.11 Assignability                                                       51

                                LIST OF SCHEDULES

Schedule 1.1(b)  Leases
Schedule 1.1(d)  Intellectual Property
Schedule 1.1(j)  Transferred Companies
Schedule 1.2     Excluded Assets
Schedule 5.1(e)  Required Consents

                 Seller Disclosure Schedule

                                LIST OF EXHIBITS

Exhibit 1.5(a)   Bill of Sale
Exhibit 1.5(b)   Assignment and Assumption Agreement
Exhibit 1.5(c)   Trademark Assignment Agreement
Exhibit 1.5(d)   Patent License Agreement
Exhibit 1.5(e)   Software License Agreement
Exhibit 1.5(f)   Patent Assignment Agreement
Exhibit 1.5(g)   Assignment and Assumption of Lease
Exhibit 1.5(h)   Transition Services Agreement
Exhibit 1.5(i)   US Lease Agreement
Exhibit 1.5(j)   Taiwan Sublease Key Terms
Exhibit 1.5(k)   Supply Relationship Key Terms
Exhibit 4.9(b)   Allocation of Purchase Price
Exhibit 7.1      Form of Escrow Agreement
Exhibit 8        Sample Net Asset Value Calculation

                            ASSET PURCHASE AGREEMENT

      THIS AGREEMENT is made as of November 3, 2006 by and between Applied Materials, Inc., a Delaware corporation ("BUYER"), and Brooks Automation, Inc., a Delaware corporation ("SELLER").

      WHEREAS, Seller and the Subsidiaries are operating the business (the "BUSINESS") of developing, selling, supplying, installing, maintaining and supporting the software applications listed on Annex A hereto; and

      WHEREAS, Buyer wishes to purchase and assume from Seller, and Seller wishes to sell and assign to Buyer, all of the assets (other than the Excluded Assets as defined below) and certain of the liabilities of the Business;

      NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties agree as follows:

                                    ARTICLE 1
                               PURCHASE OF ASSETS

      1.1 Purchase and Sale. Upon and subject to the terms and conditions hereof, at the Closing (as hereinafter defined), Seller shall, and shall cause the Subsidiaries (other than the Transferred Companies) to, sell, transfer and assign to Buyer or Buyer's designee, and Buyer shall, or shall cause its designee to, purchase and acquire from Seller and the Subsidiaries (other than the Transferred Companies), all of Seller's and the Subsidiaries' (other than the Transferred Companies') right, title and interest in and to all of the assets used primarily in or held primarily for use in connection with the Business, wherever located and of whatever nature, whether real, personal or mixed, tangible or intangible, except the Excluded Assets (collectively, the "ACQUIRED ASSETS"), which the parties agree in the case of each of Seller and each Subsidiary constitute a going concern and including the following tangible and intangible assets:

            (a) all assets of Seller or any Subsidiary other than a Transferred Company (each such Subsidiary, a "RETAINED SUBSIDIARY") included within the Net Asset Value of the Business as of the Closing (whether or not included in the Net Asset Value as finally determined pursuant to Section 1.6);

            (b) all rights of Seller or any Retained Subsidiary under each lease or sublease listed on Schedule 1.1(b) (the "LEASES");

            (c) all tangible personal property (such as computers, equipment and furniture) of Seller or any Retained Subsidiary and interests therein used primarily in or held for use primarily in connection with the Business (such tangible personal property excluding any Excluded Assets, "FIXED ASSETS");

            (d) all Intellectual Property of Seller or any Retained Subsidiary owned or held under license by Seller or any Retained Subsidiary that is used primarily in or held for use primarily in connection with, or primarily related to or necessary for, the operation of the

Business, wherever located (such Intellectual Property excluding any Excluded Assets, the "ACQUIRED INTELLECTUAL PROPERTY"), including all of the Intellectual Property of Seller or any Retained Subsidiary identified on Schedule 1.1(d) and including all rights of Seller or any Retained Subsidiary under the license agreements pursuant to which Seller licenses Intellectual Property from another Person listed on Schedule 1.1(d) (the "TRANSFERRED LICENSE AGREEMENTS"), and the goodwill associated therewith;

            (e) all tangible embodiments of the Acquired Intellectual Property, including all rights of Seller or any Retained Subsidiary to the products and services of the Business listed on Annex A, including with respect to any software product listed thereon, the underlying software and all related source code, object code, media files, specifications, designs and technical documentation;

            (f) all customer, distributor, supplier and mailing lists of Seller or any Retained Subsidiary relating primarily to or used primarily in the Business;

            (g) all rights of Seller or any Retained Subsidiary under any contracts, purchase orders, instruments and other agreements (other than the Leases and agreements pursuant to which Seller or any Retained Subsidiary licenses Intellectual Property from another Person) relating primarily to or used primarily in the Business, including the Contracts set forth on Section
2.16 of the Seller Disclosure Schedule (all such contracts in this subsection
(g), together with the Transferred License Agreements, being herein referred to as the "CONTRACTS");

            (h) all claims, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of Seller or any Retained Subsidiary that arose primarily from the operation of Business, other than in respect of Taxes;

            (i) all business and financial records (other than Tax records of Seller or any Retained Subsidiary), books (other than the corporate minute books of Seller or any Retained Subsidiary), ledgers (other than the corporate stock ledger of Seller or any Retained Subsidiary), files, plans, documents, correspondence, lists, plats, architectural plans, drawings, notebooks, specifications, creative materials, advertising and promotional materials, marketing materials, studies, reports, equipment repair, maintenance or service records, in each case of Seller or any Retained Subsidiary and relating primarily to the Acquired Assets described above, whether written or electronically stored or otherwise recorded;

            (j) all shares of capital stock in, and evidences of indebtedness of, all Subsidiaries listed on Schedule 1.1(j) (such Subsidiaries and their subsidiaries, including for avoidance of doubt, Brooks Automation (Canada) Inc., the "TRANSFERRED COMPANIES"); and

            (k) all goodwill associated with the Business or the Acquired Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

      1.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, there shall be excluded from the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to Buyer hereunder the assets set forth on
Schedule 1.2 (collectively, the "EXCLUDED ASSETS").

      1.3 Assumption of Liabilities. Upon and subject to the terms and conditions hereof, at the Closing (as hereinafter defined), Buyer shall, or shall cause its designee to, assume and satisfy or perform when due the following specified liabilities of Seller or a Retained Subsidiary (the "ASSUMED LIABILITIES"), but no others:

            (a) all liabilities of Seller or any Retained Subsidiary included within the Net Asset Value of the Business, and

            (b) subject to clause "(iv)" of the following paragraph, all liabilities and obligations (including indemnity, warranty and similar obligations where the obligation pertains in whole or in part to pre-Closing conduct) of Seller or any Retained Subsidiary under the Leases, Contracts and Transferred License Agreements, except for liabilities or obligations arising from any breach or default occurring on or prior to the Closing.

Regardless of any disclosure made to Buyer, Buyer is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of Seller or any Retained Subsidiary other than the Assumed Liabilities specifically described above including but not limited to any liability of Seller for Taxes except as provided in Section 4.9(d) hereof (all such Liabilities other than the Assumed Liabilities, collectively, the "EXCLUDED LIABILITIES"). Without limiting the generality of the foregoing, the Excluded Liabilities shall specifically include: (i) any legal, investment banking and other advisory costs and expenses incurred or accrued by or on behalf of Seller or its Affiliates in connection with the transactions contemplated by this Agreement, (ii) any liabilities resulting from, caused by or arising out of, directly or indirectly, actions pending on or prior to the Closing or facts or conditions existing on or prior to the Closing Date relating to Intellectual Property infringement or violation of any law, (iii) any liability arising out of the matter described on Section
2.20 of the Seller Disclosure Schedule and (iv) any liability or obligation under any contracts, purchase orders, instruments or other agreements entered into by Seller or any Subsidiary after the date of this Agreement and prior to the Closing in violation of any covenant contained in this Agreement. No assumption by Buyer of any Assumed Liabilities shall relieve or be deemed to relieve Seller from any obligation or liability under this Agreement with respect to any representations or warranties made by Seller to Buyer.

      1.4 Purchase Price. The total purchase price for the Acquired Assets (the "PURCHASE PRICE") shall be (a) $ 125,000,000.00 in cash and (b) the assumption by Buyer of the Assumed Liabilities. Upon and subject to the terms and conditions hereof, Buyer shall, at the Closing, pay the cash portion of the Purchase Price, less the Escrow Amount, by wire transfer of immediately available funds to an account or accounts designated by Seller not less than one Business Day prior to the Closing.

      1.5 Closing.

            (a) The closing (the "CLOSING") shall be held at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts, at 10:00 a.m. as promptly as practicable (and in any event within two Business Days) after satisfaction or waiver of the conditions set forth in Section 5 capable of satisfaction prior to the Closing or on such other date as Buyer and Seller mutually agree (the "CLOSING DATE").

            (b) At the Closing, Seller shall deliver or cause to be delivered to Buyer, properly executed and acknowledged, if appropriate:

                  (i) a Bill of Sale substantially in the form of Exhibit 1.5(a)
            (the "BILL OF SALE"),

                  (ii) an Assignment and Assumption Agreement substantially in the form of Exhibit 1.5(b) (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"),

                  (iii) an Assignment of Trademarks, Trademark Applications and
            Goodwill substantially in the form of Exhibit 1.5(c) (the "TRADEMARK ASSIGNMENT AGREEMENT"),

                  (iv) a Patent License Agreement substantially in the form of
            Exhibit 1.5(d) (the "PATENT LICENSE AGREEMENT"),

                  (v) a Software License Agreement substantially in the form of
            Exhibit 1.5(e) (the "SOFTWARE LICENSE Agreement"),

                  (vi) an Assignment of Patents and Patent Applications
            substantially in the form of Exhibit 1.5(f) (the "PATENT ASSIGNMENT AGREEMENT"),

                  (vii) an Assignment and Assumption of Lease substantially in the form of Exhibit 1.5(g) with respect to each Lease (each, an "ASSIGNMENT AND ASSUMPTION OF LEASE"), provided that, with the parties' mutual written agreement, an Assignment and Assumption of Lease may include more than one Lease,

                  (viii) a Transition Services Agreement substantially in the form of Exhibit 1.5(h) (the "TRANSITION SERVICES AGREEMENT"),

                  (ix) lease agreements for the each of the Chelmsford and
            Phoenix locations substantially in the form of Exhibit 1.5(i) (the "US LEASE AGREEMENTS"),

                  (x) the Escrow Agreement,

                  (xi) a sublease agreement containing the terms set forth on
            Exhibit 1.5(j) (the "TAIWAN SUBLEASE AGREEMENT"),

                  (xii) a supply relationship agreement containing the terms set forth on Exhibit 1.5(k) (the "SUPPLY RELATIONSHIP AGREEMENT" and, collectively with this Agreement, the Bill of Sale, Assignment and Assumption Agreement, Trademark Assignment Agreement, Patent License Agreement, Software License Agreement, Patent Assignment Agreement, Assignment and Assumption of Lease, Transition Services Agreement, the US Lease Agreements, the Escrow Agreement, and the Taiwan Sublease Agreement the "TRANSACTION DOCUMENTS") and (xiii) all certificates and other instruments evidencing equity or debt interests of Seller or any Retained Subsidiary in the Transferred Companies, accompanied by transfer powers executed in blank; and

            (c) At the Closing, Buyer shall deliver or cause to be delivered to Seller, properly executed and acknowledged, if appropriate:

                  (i) the Assignment and Assumption Agreement,

                  (ii) the Patent License Agreement,

                  (iii) the Software License Agreement,

                  (iv) each Assignment and Assumption of Lease,

                  (v) the Transition Services Agreement,

                  (vi) the US Lease Agreements,

                  (vii) the Taiwan Sublease Agreement,

                  (viii) the Escrow Agreement, and

                  (ix) the Supply Relationship Agreement.

      1.6 Net Asset Value Adjustment.

            (a) Net Asset Value Statement. As promptly as possible and in any event within 45 days after the Closing Date, Buyer will prepare or cause to be prepared, and will provide to Seller, a written statement setting forth in reasonable detail its determination of the Net Asset Value as of the Closing (the "NET ASSET VALUE STATEMENT"). The Net Asset Value Statement will be prepared in accordance with GAAP (with respect to each account included within Net Asset Value) and consistently with the calculation set forth on Exhibit 8 hereto.

            (b) Dispute Notice. The Net Asset Value Statement will be final, conclusive and binding on the parties unless Seller provides a written notice (a "DISPUTE NOTICE") to Buyer no later than 20 days after delivery of the Net Asset Value Statement setting forth in reasonable detail (a) any item on the Net Asset Value Statement which Seller believes has not been prepared in accordance with GAAP or consistently with the sample calculation of Net Asset Value attached hereto as Exhibit 8 and (b) the correct amount of such item in accordance with GAAP and Exhibit 8. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties.

            (c) Resolution of Disputes. Buyer and Seller will attempt to resolve the matters raised in a Dispute Notice in good faith. In the event such matters are not resolved within five Business Days after delivery of the Dispute Notice, either Buyer or Seller may provide written notice to the other that it elects to submit the disputed items to KPMG or another national accounting firm that is independent with respect to each of Buyer and Seller and has no conflict of interest with either (the "NET ASSET VALUE ARBITRATOR"). The Net Asset Value

Arbitrator will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with GAAP and consistent with the calculation of Net Asset Value attached hereto as
Exhibit 8. The fees and expenses of the Net Asset Value Arbitrator will be shared equally by Seller and Buyer, and the decision of the Net Asset Value Arbitrator with respect to the items of the Net Asset Value Statement submitted to it will be final, conclusive and binding on the parties. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Net Asset Value Arbitrator and to cause the Net Asset Value Arbitrator to resolve any dispute no later than thirty Business Days after selection of the Net Asset Value Arbitrator.

            (d) Adjustment Payment. Promptly, and in any event no later than the fifth Business Day after final determination of the Net Asset Value in accordance with this Section 1.6:

                  (i) if the Net Asset Value amount determined pursuant to this
            Section 1.6 exceeds the Net Asset Value Target, then Buyer will pay to Seller such excess by wire transfer of immediately available funds; and

                  (ii) if the Net Asset Value amount determined pursuant to this
            Section 1.6 is less than the Net Asset Value Target, then an amount equal to such shortfall will be paid by Seller to Buyer by wire transfer of immediately available funds.

      1.7 Seller's Option to Transfer Leases through Subleases. Notwithstanding any provision of this Agreement to the contrary, Seller may elect, by providing written notice to Buyer at any time prior to the Closing, to transfer any one or more of the Leases through a sublease rather than an assignment of lease; provided, however, that Buyer shall not, as a result thereof, incur any additional cost or expense, or otherwise be obligated for any rent in excess of the rent provided for under the applicable Lease. If Seller makes this election with respect to any Lease, then Seller or the applicable Subsidiary shall sublease substantially all of the applicable premises for substantially all of the remaining term under the applicable Lease, except, however, Seller may retain the minimum rights under the applicable Lease that it reasonably deems necessary in order for the transfer to be respected as a sublease (with an appropriate and equitable adjustment to the rent, operating costs and other expenses thereunder).

      1.8 Accounts Receivable Adjustment. If any of the accounts receivable included within the Net Asset Value of the Business at the Closing (the "CLOSING DATE RECEIVABLES") are not collected in full on or prior to the six month anniversary of the Closing Date (the "POST-CLOSING COLLECTION PERIOD"), then Buyer, at its option, shall have the right to transfer the uncollected balance of any one or more of such uncollected Closing Date Receivables back to Seller. Buyer may exercise this option by delivering written notice to Seller at any time within thirty (30) days after the expiration of the Post-Closing Collection Period, which notice shall specify in reasonable detail each of the uncollected Closing Date Receivables to be so transferred back to Seller and the individual balances thereof (such uncollected Closing Date Receivables, as so specified, are referred to herein as the "UNCOLLECTED RECEIVABLES" and the aggregate balance thereof is referred to herein as the "UNCOLLECTED RECEIVABLES BALANCE"). In such event, the

Purchase Price shall be reduced on a dollar-for-dollar basis by the full amount of the Uncollected Receivables Balance. Seller shall promptly refund the full amount of the Uncollected Receivables Balance to Buyer by wire transfer of immediately available funds, and Buyer shall, thereafter, take such actions as are necessary to transfer all right, title and interest in the Uncollected Receivables back to Seller. The parties acknowledge and agree that, during the Post-Closing Collection Period, Buyer shall use commercially reasonable efforts to collect the Closing Date Receivables in the ordinary course of business and consistent with the Buyer's collection practices with respect to its other customers. Buyer, in connection with the collection of any Uncollected Receivables transferred back to Seller, shall consult with, and reasonably cooperate with, Seller, as applicable, in the collection thereof, and Buyer shall provide such technical assistance and support as Seller may reasonably request in furtherance of the collection of such Uncollected Receivables at Seller's expense.

      1.9 Limitation on Assignment of Acquired Assets. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Acquired Asset or any right thereunder as to which the transfer or attempted assignment, without obtaining any consent of, or other action by, any third party or any governmental authority, would constitute a breach or in any way adversely affect the rights of Buyer or Seller or any of their respective Affiliates thereunder or subject any of the foregoing to civil or criminal liability. Seller and Buyer will use their reasonable efforts (but without any payment of money) to obtain the consent of the other parties to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or its Affiliates thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in an arrangement reasonably acceptable to both parties under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement in the same manner as if such Acquired Asset were transferred to Buyer at the Closing, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller or its Affiliates against a third party thereto (with any out-of-pocket incremental costs or expenses associated with such arrangements up to $100,000 in the aggregate to be borne by Seller). Seller will promptly pay to Buyer when received all monies received by Seller under any Acquired Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset and with respect to products to be supplied and services to be performed after the Closing, to the extent Buyer has provided such products or performed such services. Seller will continue to use its reasonable efforts to obtain any such required consent or approval (to the extent any such required consent or approval is reasonably likely to be obtained on commercially reasonable terms), and promptly upon receipt of such consent will transfer and assign such Acquired Asset and such rights therein to Buyer without the payment by Buyer of any additional consideration.

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      In order to induce Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Seller to Buyer that is arranged in sections corresponding to those contained in this Section 2 (the "SELLER DISCLOSURE SCHEDULE"):

      2.1 Organization; Good Standing. Each of the Transferred Companies and Seller is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or other organization and has the requisite corporate or other organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Transferred Companies (to the extent applicable) and, with respect to the Business Seller, is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A true and complete list of each of the Transferred Companies, together with its jurisdiction of organization, its authorized capitalization and the percentage of its outstanding equity owned by Seller or any Subsidiary, is set forth in
Section 2.1 of the Seller Disclosure Schedule. No Transferred Company has any equity interest in any other Person, other than as described in Section 2.1 of the Seller Disclosure Schedule.

      2.2 Capitalization. The authorized equity interests of each Transferred Company are set forth in Section 2.1 of the Seller Disclosure Schedule, and all such equity interests as are outstanding were validly issued, fully paid and nonassessable. There are no options, warrants or other rights, agreements, arrangements or commitments of any character existing on the date hereof obligating Seller or any Transferred Company to issue or sell any shares of capital stock of, or other equity interests in, any Transferred Company. There are no obligations, contingent or otherwise, of any Transferred Company to repurchase, redeem or otherwise acquire any of its equity interests.

      2.3 Authority Relative to this Agreement. Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it at the Closing. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby to be consummated by it at the Closing have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      2.4 Title to Shares. Seller or a Subsidiary is the sole record and beneficial owner of, and has good and marketable title to, all of the equity interests in each Transferred Company free and clear of any Lien, except for restrictions on transfer imposed by applicable securities laws.

      2.5 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby to be consummated by it at the Closing will not, (i) conflict with or violate the Charter of Seller, (ii) conflict with or violate the Charter of any Transferred Company, (iii) violate any federal, state, local or foreign law, rule, regulation, order, judgment or decree (collectively, "LAWS") in effect as of the date hereof and applicable to the Business, any Acquired Asset or any Transferred Company or by which any of the Acquired Assets is bound, or (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to third parties any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any Acquired Assets or the properties or assets of any Transferred Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation required to be listed on
Section 2.16 of the Seller Disclosure Schedule.

            (b) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller at the Closing will not, based solely on information regarding Seller, the Transferred Companies and the Business and without regard to any presence or contacts of Buyer in any country, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign governmental or regulatory authority to be obtained or made by Seller or any Transferred Company except (i) for compliance with applicable disclosure requirements, if any, under the Exchange Act and compliance with the pre-merger notification requirements of the HSR Act, or (ii) for such consents, approvals, authorizations, permits, filings or notifications as shall have been obtained or made at or prior to Closing.

            (c) No consent, approval, waiver or other action by any Person (other than any governmental or regulatory authority referred to in (b) above) under any Lease, Transferred License Agreement or Contract required to be listed on Section 2.16 of the Seller Disclosure Schedule is required or necessary for the execution, delivery and performance by Seller of each Transaction Document to which Seller is a party, or for the consummation of the transactions contemplated hereby or thereby (each such consent, approval, waiver or other action is referred to herein as a "REQUIRED CONSENT").

      2.6 Compliance with Law. With respect to the Business, neither Seller nor any Subsidiary is in default or violation of any Law applicable to Seller or such Subsidiary or by which any of their respective properties is bound, except for any such defaults or violations which have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding the generality of the foregoing, the provisions of this Section 2.6 shall not apply to any Laws referred to, or applicable to the matters of a type referred to, in any of Sections 2.11 (Environmental Matters), 2.13 (Taxes) or 2.14 (Employment Matters).

      2.7 Financial Information. The following financial information regarding the Business (including the Transferred Companies) is included in Section 2.7 of the Seller Disclosure Schedule: (a) the unaudited combined statement of net assets (including the net assets of like tenor of the Transferred Companies) to be transferred to Buyer in the transactions contemplated hereby (as if such transactions closed on September 30, 2006) (the "MOST RECENT

BALANCE SHEET") and (b) the statement of operations for the Business for the fiscal year ended September 30, 2006 ((a) and (b) collectively, the "FINANCIAL STATEMENTS"). The Financial Statements (i) present fairly in all material respects the combined net assets (including the net assets of like tenor of the Transferred Companies) to be transferred to Buyer in the transactions contemplated hereby (as if such transactions closed on September 30, 2006) and the results of operations of the Business as of September 30, 2006 and for the year then ended and (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods covered thereby; provided, however, that the statement of net assets includes only the assets and liabilities to be included within the Acquired Assets and Assumed Liabilities and the Financial Statements also lack a cash flow statement, a statement of changes in stockholders equity and footnotes.

      2.8 No Undisclosed Liabilities. Except as disclosed in the Financial Statements, the Transferred Companies do not have any liabilities, except: (a) liabilities set forth on or reflected in the Financial Statements, (b) (i) contractual liabilities and (ii) other liabilities that are not material, in each case that were incurred prior to the date of the Most Recent Balance Sheet and not required under GAAP to be reflected on the Most Recent Balance Sheet,
(c) liabilities incurred since the date of the Most Recent Balance Sheet in the Ordinary Course of Business and (d) liabilities with respect to matters disclosed in this Agreement (including matters disclosed in the Seller Disclosure Schedule).

      2.9 Title to Assets; Absence of Liens and Encumbrances. Seller or a Subsidiary has the full right to sell, transfer and assign all of the Fixed Assets to Buyer. Seller or a Subsidiary has good, valid and marketable title to, or in the case of leased or subleased Fixed Assets, valid and subsisting leasehold interests in, the Fixed Assets, free and clear of all Liens. Each Transferred Company has good, valid and marketable title to, or in the case of leased or subleased tangible personal property, valid and subsisting leasehold interests in, the tangible personal property of such Transferred Company, free and clear of all Liens.

      2.10 Condition of Assets. The Fixed Assets and the tangible personal property held by the Transferred Companies are in reasonable working order, operating condition and state of repair, ordinary wear and tear excepted, and are in a condition adequate and suitable for the conduct of the Business. No written notice has been received by Seller or a Subsidiary from any insurance company that has issued a policy with respect to the Acquired Assets or the tangible personal property of any Transferred Company claiming any defects or deficiencies or requesting the performance of any repairs, alterations or other work relating to the Acquired Assets or the tangible personal property of any Transferred Company.

      2.11 Compliance with Environmental Laws. The Transferred Companies and (with respect to the Business) Seller and the Retained Subsidiaries: (i) have obtained all material permits and approvals which are required to be obtained under all Environmental Laws; (ii) are in compliance in all material respects with all terms and conditions of such required permits and approvals, and also are in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; and (iii) have not since January 1, 2004 received written notice of any past or present violations of any Environmental Laws by Seller or a Subsidiary or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against Seller or a Subsidiary based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

      2.12 Litigation. There is no material action, suit, proceeding or investigation pending or, to Seller's Knowledge, threatened against, Seller or a Subsidiary pertaining to the Business, any Acquired Assets or any Transferred Company, at law, in equity or otherwise, before or by any court or governmental agency. Neither the Business nor the Acquired Assets are subject to any order, writ, injunction, decree or judgment of any court or governmental agency to which Seller or a Subsidiary was a party.

      2.13 Taxes.

            (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes payable to any federal, state, provincial, local or foreign taxing or regulatory authority (other than taxes, fees and charges payable by Buyer pursuant to Section 4.9(d)), including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, goods and services, sales, use, service, real or personal property, capital, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, Canada Pension Plan contributions, employment insurance premiums, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, surcharges, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements, returns and reports with respect to Taxes required to be filed with the Internal Revenue Service (the "IRS") or any other federal, state, provincial, local or foreign taxing authority, including, without limitation, consolidated, combined and unitary tax returns.

            (b) All material Tax Returns required to be filed by or which include the Business or any Transferred Company have been timely filed (giving effect to valid extensions), and all material Taxes due and payable with respect to such Tax Returns relating to the Business or any Transferred Company (whether or not shown as due thereon) have been paid. Each of Seller and each Transferred Company has collected and withheld, and remitted all material Taxes required to have been collected, withheld and remitted in connection with amounts paid or owing to any employee, non-resident person, independent contractor, creditor, stockholder, or other third party in connection with the Business and has complied in all material respects with associated reporting requirements. No Transferred Company has any liability for unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax law) and Seller has no such liability for which Buyer or a Transferred Company could be liable.

            (c) There are no outstanding Liens for material Taxes (other than Permitted Encumbrances) upon the Acquired Assets or the assets of any Transferred Company.

            (d) There is no pending action, suit, proceeding, assessment or reassessment or audit concerning any material Tax of any Transferred Company.
Section 2.13 of the Seller Disclosure Schedule lists all federal, state, provincial, local, and foreign income Tax Returns filed with respect to any Transferred Company for taxable periods ended on or after September 30, 2002, indicates those income Tax Returns that have been audited, and indicates those income Tax Returns that currently are the subject of audit. Seller has made available to Buyer correct and complete copies of all income Tax Returns of each Transferred Company for taxable periods ended on or after September 30, 2002 and all examination reports, and statements of deficiencies assessed against or agreed to by any Transferred Company with respect to the Business since September 30, 2002.

            (e) No Transferred Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any income Tax assessment or deficiency. No Transferred Company is a party to any income Tax allocation or sharing agreement with respect to the Business which will remain in effect after the Closing, other than pursuant to commercial contracts not primarily related to Taxes.

            (f) The unpaid Taxes of the Transferred Companies (i) did not, as of the date of the Most Recent Balance Sheet, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Transferred Companies in filing their Tax Returns.

            (g) Seller is a non-resident of Canada as defined in the Income Tax Act (Canada) ("CANADIAN ITA").

            (h) Each of 1325949 Ontario Inc. and Brooks Automation (Canada), Inc. (each a "CANADIAN TRANSFERRED COMPANY" and collectively the "CANADIAN TRANSFERRED COMPANIES") is a registrant for purposes of Part IX of the Excise Tax Act (Canada). Neither Canadian Transferred Company is required to be a registrant for purposes of the Quebec Sales Tax Act. The shares of each Canadian Transferred Company are not "taxable Quebec property" within the meaning of the Quebec Taxation Act.

            (i) Brooks Automation (Malaysia) Sdn Bhd ("BROOKS MALAYSIA") has been since its formation, and will remain, a "disregarded entity" for U.S. federal income tax purposes.

      2.14 Employment Matters.

            (a) Section 2.14 of the Seller Disclosure Schedule lists each Employee Plan and each International Plan. With respect to each Employee Plan Seller has made available to Buyer a true and complete copy of each of the following, together with all amendments: (i) the Employee Plan (or, where a Employee Plan has not been reduced to writing, a summary of its material terms), and (ii) the most recent summary plan description or similar summary and any employee handbook referencing the Employee Plan.

            (b) None of the Employee Plans is or has been a pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA or a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) that is subject to Title IV of ERISA. None of the Acquired Assets and none of the assets of any Transferred Company is subject to a Lien arising under Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, nor has any event occurred that could reasonably be expected to give rise to any such Lien.

            (c) Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the IRS. Except as required by law, no Employee Plan provides medical or dental coverage following retirement or other termination of employment.

            (d) Each Employee Plan has been administered in all material respects in accordance with its terms and applicable Law, and all contributions (including salary reduction contributions), premiums and other payments that are due to be made have been timely made to or with respect to each such Employee Plan.

            (e) Except as set forth on Section 2.14(e) of the Seller Disclosure Schedule, no Business Employee will accrue or become entitled to receive additional benefits, services, accelerated rights to payment of benefits or accelerated vesting arising out of a Contract or a binding agreement or arrangement with a Transferred Company, including the right to receive any parachute payment as defined in Section 280G of the Code, or become entitled to severance, termination allowance or other similar payment from Buyer as a result of this Agreement and the transactions contemplated hereby.

            (f) Seller has (or has caused its Subsidiaries to have) performed all material obligations required with respect to each International Plan. Each International Plan has been maintained in compliance, in all material respects, with its terms and with any applicable Law. All material payments (including premiums due) and all employer and employee contributions required to have been collected in respect of each International Plan have been paid when due, or if applicable, accrued on the balance sheet of Seller and its Affiliates.

      2.15 Labor Relations. Section 2.15 of the Seller Disclosure Schedule sets forth a list of (a) each employee of Seller or a Subsidiary primarily relating to the Business and each Employee of a Transferred Company (all such employees, the "BUSINESS EMPLOYEES") and the salary or wage rate and bonus potential for such Business Employee; and (b) each other Person who is currently performing any material services to or on behalf of Seller or any Retained Subsidiary for the Business who is classified as a "consultant" or "independent contractor" to the Business (the "OTHER PERSONNEL"). There currently is no existing dispute or controversy between Seller or a Subsidiary and any Business Employee that has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. Seller does not anticipate that its relationship or the relationship of a Subsidiary with any Business Employee will have, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. To Seller's Knowledge, Seller and each Subsidiary are in compliance in all material respects with all employment agreements and all other agreements or understandings, whether oral or written, with all past, present and prospective employees of Seller or a Subsidiary primarily related to the Business. Seller and each Retained Subsidiary (with respect to the Business) and each Transferred Company have, to Seller's Knowledge, complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and other Laws related to employment. Neither Seller nor any Retained Subsidiary (with respect to any Business Employees) nor any Transferred Company is in arrears in the payment of wages, withholding or social security Taxes, unemployment insurance premiums or other similar obligations.

      2.16 Contracts. Section 2.16 of the Seller Disclosure Schedule contains a true and complete list of all Contracts and all contracts, leases, purchase orders, instruments or other agreements of a Transferred Company whether written or oral, in each case of the types described below that are currently in effect as of the date of this Agreement:

            (a) all outstanding offers of employment primarily related to the Business (other than those pursuant to which the aggregate base compensation to be paid by Seller or a Subsidiary to the offeree is less than $75,000 per year), and all employment and consulting agreements primarily related to the Business other than statutory employment agreements of employees outside of the United States that are required by applicable Law and that do not provide for more generous severance than the Seller's severance policy, which is disclosed on
Section 2.14 of the Seller Disclosure Schedule;

            (b) under which Seller or any Subsidiary is obligated to make any severance or retention payment which would become payable by reason of this Agreement and the transactions contemplated hereunder or for which Buyer would be obligated to make any severance or retention payment after the Closing Date which would become payable by reason of this Agreement and the transactions contemplated hereunder, but in any case other than statutory employment agreements of employees outside of the United States that are required by applicable Law;

            (c) to sell (including, without limitation, options) or lease (as lessor) any property or asset included within the Acquired Assets or the assets of any Transferred Company, except in the Ordinary Course of Business;

            (d) pursuant to which Seller or a Subsidiary leases any tangible personal property with annual lease payments in excess of $25,000 per year;

            (e) with suppliers, manufacturers, distributors or providers of goods or services to the Business (excluding licenses to off-the-shelf software), that individually involve liabilities in excess of $100,000;

            (f) plans or programs pursuant to which payments, or an acceleration of or increase in benefits, may be required upon or after a change of control of the Business or otherwise upon the consummation of the transactions contemplated hereby;

            (g) pursuant to which Seller or a Subsidiary agrees not to compete in any line of business which is part of the Business, now or at any time in the future with any Person or in any geographical area;

            (h) which contain commitments of suretyship, guaranty or indemnification (other than guarantees and indemnities provided in connection with the purchase, sale or lease of materials, supplies, utilities, products or other personal property or the rendition of services in the Ordinary Course of Business);

            (i) which provide for the grant of a security interest in the Acquired Assets or the assets of any Transferred Company;

            (j) which provide for the extension of credit, constitute a Lien or pledge of any properties or relate to the borrowing or lending of funds (other than credit extended in connection with the purchase, lease or sale of materials, supplies, utilities, products or other personal property or the rendition of services in the Ordinary Course of Business);

            (k) any material agency, dealer, distributor, sales representative, marketing or similar agreement;

            (l) any material partnership agreement, joint venture agreement or other similar agreement, in each case that involves a sharing of profits, losses, costs or liabilities with another Person;

            (m) any license or services agreement with an end user customer of the Business that was among the top 20 revenue-generating customers of the Business for the nine months ended June 30, 2006 under which the Business earned revenue during the fiscal year ended September 30, 2006; and

            (n) all material Intellectual Property licenses, sublicenses and other material agreements with respect to Acquired Intellectual Property or any Intellectual Property of any Transferred Company, other than licenses of software in the Ordinary Course of Business to end user customers.

Seller has made available to Buyer a true, complete and correct copy of (i) each of the contracts described above, and each of the Leases and Transferred License Agreements, each as in effect on the date hereof, and (ii) all amendments and supplements thereto and all waivers thereunder. Neither Seller nor any Subsidiary nor, to Seller's Knowledge, any other party is in material default under, or in material breach or violation of, nor has an event occurred that (with or without notice, lapse of time or both) would constitute a material default by Seller or any Subsidiary or, to Seller's Knowledge, any other party under, any Contract described above in this Section 2.16, Transferred License Agreement, Lease or any contract, lease, purchase order, instrument or other agreement of a Transferred Company described above in this Section 2.16. Neither Seller nor any Subsidiary has any Outstanding Indebtedness or capitalized lease obligations relating primarily to the Business or is a guarantor or otherwise liable for any liability of any other Person relating primarily to the Business.

      2.17 Insurance. Seller and its Subsidiaries have obtained and currently maintain the insurance described in Section 2.17 of the Seller's Disclosure Schedule with respect to the Acquired Assets or the assets of any Transferred Company. To Seller's Knowledge, all such insurance policies are in full force and effect and there is no basis for cancellation thereof.

      2.18 Leased Real Property.

            (a) Section 2.18 of the Seller Disclosure Schedule sets forth all leases and subleases with respect to which any Transferred Company leases or subleases real property. Seller or a Subsidiary has a valid leasehold interest in the Leased Real Property, free and clear of all Liens, other than Permitted Encumbrances. Neither Seller nor any Subsidiary has entered into any lease, license, concession or other agreement granting to any Person other than Seller, a Subsidiary or Buyer the right of use or occupancy of any portion of the Leased Real Property.

            (b) Each Lease and each lease listed on Section 2.18 of the Seller Disclosure Schedule (collectively the "ACQUIRED LEASES") (i) is valid and in full force and effect, and (ii) is enforceable in accordance with its terms. Neither Seller nor any Subsidiary has received any notice of material default under any Acquired Lease that remains uncured, and to Seller's Knowledge, no event has occurred that with notice, lapse of time, or both would become a material default under any Acquired Lease.

      2.19 Intellectual Property.

            (a) Section 2.19(a) of the Seller Disclosure Schedule sets forth all registered Intellectual Property which has been issued to any Transferred Company and each pending application for registration any Transferred Company has made. All maintenance payments and other payments or fees due and payable on and prior to the Closing Date for each such registration or application and for registration or application of the registered Acquired Intellectual Property or any registered Intellectual Property of any Transferred Company have been made. No third party has challenged the validity or enforceability of any registered Acquired Intellectual Property or any registered Intellectual Property of any Transferred Company and, to Seller's Knowledge, no third party has infringed or misappropriated any such Acquired Intellectual Property or registered Intellectual Property of any Transferred Company.

            (b) In their conduct of the Business, to Seller's Knowledge, neither Seller nor any Subsidiary, to Seller's Knowledge has infringed or misappropriated any Intellectual Property rights of third parties. To Seller's Knowledge, there are no claims (threatened or pending) (i) challenging the validity, enforceability, effectiveness or ownership by Seller or any Subsidiary of any of the Acquired Intellectual Property or the Intellectual Property of any Transferred Company or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale of the products or the Business, or any other exercise of rights in any of the Acquired Intellectual Property or the Intellectual Property of any Transferred Company by Seller or any Subsidiary, infringes on any Intellectual Property.

            (c) Except as disclosed in 2.19(c) of the Seller Disclosure
Schedule: (i) the material Intellectual Property of any Transferred Company, and the other material Intellectual Property that is used primarily in or held for use primarily in connection with, or that is primarily related to or necessary for, the operation of the Business, including the Intellectual Property identified on Schedule 1.1(d), but excluding the Intellectual Property licensed to Seller or any of its Subsidiaries under a valid license agreement, is owned solely by Seller or a Subsidiary free and clear of any Liens; and (ii) the material Intellectual Property that is used primarily in or held for use primarily in connection with, or is primarily related to or necessary for, the operation of the Business, and that is licensed to Seller or any of its Subsidiaries under a valid license agreement, is, to the Seller's Knowledge, rightfully used and authorized for use by Seller or its Subsidiaries and theirs successors pursuant to a valid and enforceable license, provided, however, that the representations and warranties contained in this Section 2.19(c), as such representations and warranties relate to infringement of the Intellectual Property of any Person other than Seller and its Subsidiaries, are made only to the Seller's Knowledge.

            (d) Neither Seller nor any of its Subsidiaries is in violation of any material license, sublicense or other agreement to which it or any of its Subsidiaries is a party or is otherwise bound, relating to any the Acquired Intellectual Property or the Intellectual Property of any Transferred Company.

            (e) Seller has taken commercially reasonable measures consistent with industry practice to protect the proprietary nature of the Acquired Intellectual Property and the Intellectual Property of any Transferred Company and to maintain in confidence all trade secrets and confidential information owned or used by Seller or any Subsidiary in the Business. Without limitation, such reasonable measures have included Seller requiring its employees and consultants to enter into non-disclosure and intellectual property assignment agreements to the extent that such employees or consultants have worked with the Acquired Intellectual Property and the Intellectual Property of any Transferred Company.

            (f) Except as set forth on Section 2.19(f) of the Seller Disclosure Schedule, none of the material software developed for, or used in, the Business is subject to any "Copyleft" or other obligation or condition (including any obligation or condition under any "open source" license) that could: (i) require the Seller or its Subsidiaries to release any of the material source code of such Business software to the public; or (ii) otherwise impose any material limitation, restriction or condition on the distribution of such Business software.

      2.20 Warranty and Product Liability Claims. To Seller's Knowledge, each product licensed and each service performed by Seller or a Subsidiary in the conduct of the Business with respect to which the applicable warranty (or in the case of a Law, statute of limitations) has not expired has been delivered or performed in substantial conformity with all applicable Laws and all express and implied warranties.

      2.21 Absence of Certain Developments. From the date of the Most Recent Balance Sheet to the date hereof, the Business has been conducted in the Ordinary Course of Business and:

            (a) neither Seller nor any Transferred Company has amended its Charter;

            (b) no Transferred Company has become liable in respect of any guarantee or has incurred, assumed or otherwise become liable in respect of any Outstanding Indebtedness;

            (c) neither Seller nor any Subsidiary has permitted any of the Acquired Assets or the assets of any Transferred Company to become subject to a Lien other than a Permitted Encumbrance;

            (d) there has been no loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting any Acquired Asset or asset of a Transferred Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

            (e) neither Seller nor any Subsidiary has increased the compensation payable or paid, whether conditionally or otherwise, to any Business Employee other than in the Ordinary Course of Business;

            (f) other than in the Ordinary Course of Business, neither Seller nor any Subsidiary has entered into any contractual obligation providing for the employment or consultancy of any Business Employee, on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any Business Employee;

            (g) except in the Ordinary Course of Business, no Transferred Company has made any change in financial accounting or financial accounting practices or made any material Tax election;

            (h) neither Seller nor any Subsidiary has terminated or closed any facility, business or operation, in each case which primarily relates to the Business;

            (i) Seller has not written up or written down any of the Acquired Assets or the assets of any Transferred Company;

            (j) Seller has not entered into any contractual obligation to do any of the things referred to elsewhere in this Section 2.21;

            (k) other than in the Ordinary Course of Business, Seller has not disposed of any assets which primarily relate to the Business in excess of $100,000; and

            (l) no event or circumstance has occurred which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

      2.22 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Credit Suisse Securities
(USA) LLC, whose fees and expenses will be paid by Seller in accordance with the agreement with such firm.

      2.23 Sufficiency of Acquired Assets. The Acquired Assets together with the property and assets of the Transferred Companies constitute all of the property and assets (tangible and intangible) used or held for use primarily in the conduct of the Business by Seller or any of its Subsidiaries as it is conducted as of the date hereof except for the Excluded Assets, and, together with the services, occupancy and other rights to be provided to Buyer pursuant to the Transition Services Agreement, the patents licensed pursuant to the Patent License Agreement, the real and personal property leased pursuant to the US Lease Agreements and the Taiwan Sublease Agreement are adequate in all material respects for Buyer to conduct the Business as currently conducted by Seller and its Subsidiaries (it being understood, however, that the representations and warranties contained in this Section 2.23, as such representations and warranties relate to infringement by Seller of the Intellectual Property of any Person other than Seller and its Subsidiaries, are made only to the Seller's Knowledge).

                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Buyer to Seller that is arranged in sections corresponding to those contained in this Article 3 (the "BUYER DISCLOSURE SCHEDULE") as follows:

      3.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

      3.2 Authority Relative to this Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

      3.3 No Conflict, Required Filings and Consents.

            (a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Charter of Buyer, (ii) conflict with or violate any Laws applicable to Buyer or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which Buyer or its properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be likely to materially delay or prevent the consummation of the transactions contemplated hereby.

            (b) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign governmental or regulatory authority to be obtained or made by Buyer, except (i) for the pre-merger notification requirements of the HSR Act and other applicable non-U.S. antitrust laws, and
(ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be likely to delay or prevent the consummation of the transactions contemplated hereby.

      3.4 Financial Ability to Perform. Buyer has cash funds sufficient as and when needed to pay the Purchase Price and to pay all fees and expenses of Buyer incurred in connection with the transactions contemplated hereby.

      3.5 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates.

                                    ARTICLE 4
                                    COVENANTS

      4.1 Access to Information.

            (a) Prior to the Closing, Seller shall give Buyer and its agents and representatives (all of the foregoing being referred to collectively herein as the "REPRESENTATIVES") access, at all reasonable times and on reasonable notice, to the facilities, properties, books, records, officers, employees and agents of Seller and the Subsidiaries related to the Acquired Assets and the Transferred Companies, provided such access does not unreasonably interfere with the normal operations of the Business or any of the Acquired Assets. Notwithstanding the foregoing, Buyer shall not perform any test borings or other intrusive physical inspections at any of the Leased Real Property without first obtaining the express written consent of Seller, which consent Seller may withhold in its sole and absolute discretion. Seller shall furnish to Buyer and the Representatives all such reasonable information concerning the affairs of Seller and its Subsidiaries related to the Business, the Transferred Companies or the Acquired Assets as Buyer or any of the Representatives may reasonably request.

            (b) On and after the Closing Date, Seller will, and will cause its Subsidiaries to, afford promptly to Buyer, its Subsidiaries and their respective Representatives reasonable access to its books of account, financial and other records to the extent related to any audit, dispute, litigation or other legitimate business purpose, in each case relating to the Business and that does not involve Seller or any Affiliate in any pending or threatened litigation that is adverse to Buyer or any Subsidiary, Affiliate or Representative of Buyer; provided that any such access by any such Persons shall be provided only during business hours and upon reasonable prior notice and shall not unreasonably interfere with the conduct of the business of Seller. Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits of Seller's employees) reasonably incurred in connection with the foregoing.

      4.2 Conduct of Business. During the period between the date of this Agreement and the Closing, except as contemplated by this Agreement or as otherwise consented to by Buyer in writing, Seller shall use reasonable efforts to maintain, at its expense, all the Fixed Assets and all of the tangible personal property of the Transferred Companies in substantially the same condition as their condition on the date hereof, subject to the operation of the Business in the ordinary course, shall use reasonable efforts to preserve the other Acquired Assets and the assets of the Transferred Companies intact, use reasonable efforts to keep available the services of the Business Employees and to preserve its current relationships with licensors, suppliers, dealers, customers and others having business dealings with it and, except as may be agreed by Buyer and Seller, shall conduct the Business only in the ordinary course. Without limiting the generality of the foregoing, during such period, without the prior written consent of Buyer, which may not be unreasonably withheld, delayed or conditioned, Seller shall, and shall cause each Subsidiary to:

            (a) not increase the compensation (including bonuses) payable to a Business Employee on or after the date hereof, other than normal periodic increases to base compensation in the Ordinary Course of Business (subject to a maximum annual increase of not more than 5% of such base compensation) and payment of annual bonuses attributable to fiscal 2006;

            (b) not pledge or voluntarily subject to a Lien any of the Acquired Assets or the assets of any Transferred Company;

            (c) not sell or transfer, or agree to sell or transfer, any of the Acquired Assets or the assets of any Transferred Company, except for sales of software and services to customers in the Ordinary Course of Business;

            (d) maintain its current or substantially similar insurance on the Acquired Assets and the assets of any Transferred Company;

            (e) maintain in full force and effect and comply in all material respects with all permits and all Laws, as they relate to the Acquired Assets and the assets of any Transferred Company;

            (f) not enter into any contract outside the Ordinary Course of Business and primarily relating to the Business that will require an expenditure of more than $500,000 and not amend, modify or cancel any Contract, Lease or License Agreement, other than amendments, modifications and cancellations that, individually and in the aggregate, do not have a Material Adverse Effect;

            (g) not terminate or make any material amendment to any Contract required to be listed in Section 2.16 of the Seller Disclosure Schedule and not enter into any Contract described in clause (a), (b), (c), (d), (f), (g), (h),
(i), (j) and (l) of Section 2.16;

            (h) not enter into any material license, option or other material agreement relating or pertaining to the Acquired Intellectual Property, other than end user license agreements entered into in the Ordinary Course of Business; and

            (i) not make any capital expenditure or expenditures in respect of capital additions primarily related to the Business in excess of (A) $50,000 as to any single such expenditure or (B) $500,000 in the aggregate.

      4.3 Further Assurances; Maintenance of Representations and Warranties.

            (a) Seller shall, from time to time hereafter, assist Buyer in obtaining any authorization reasonably necessary or desirable in connection with the purchase of the Acquired Assets or the assumption of the Assumed Liabilities. Seller shall also, from time to time after the Closing, at its expense, execute, acknowledge, seal and deliver all such instruments and documents, and do all such further things, as Buyer may reasonably request to perfect the transfer and delivery to Buyer of any of the Acquired Assets or Seller's full title therein or otherwise to give effect to this Agreement and the transactions contemplated by this Agreement.

            (b) Without the prior written consent of Buyer, prior to the Closing Seller shall not intentionally take or agree or commit to take any action that would knowingly make any representation and warranty made by Seller under this Agreement inaccurate to a degree that Buyer is entitled to terminate this Agreement pursuant to Section 6.2 (taking into account the cure period set forth therein).

      4.4 Announcements. Seller shall consult with Buyer, and Buyer shall consult with Seller, and each shall obtain the approval of the other (which shall not be unreasonably withheld, conditioned or delayed), before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by law. Notwithstanding the foregoing, without prior consultation, each party (a) may communicate with stockholders, financial analysts and media representatives in a manner consistent with its past practice and (b) may disseminate material substantially similar to material included in a press release or other document previously approved for external use by the other party. Each party shall promptly make available to the other party copies of any public written communications made without prior consultation.

      4.5 Efforts to Consummate. Subject to the terms and conditions of this Agreement, Seller and Buyer agree to use all reasonable efforts necessary to satisfy the conditions to the Closing. Each party agrees to cooperate fully with the other party in assisting it to comply with this Section 4.5. Notwithstanding any of the provisions of this Section 4.5, nothing herein shall be deemed to waive or excuse any obligation on the part of Seller under other sections of this Agreement, including, without limitation, the conditions to Buyer's obligations set forth in Section 5.1, or any obligations on the part of Buyer under other sections of this Agreement, including, without limitation, the conditions to Seller's obligations set forth in Section 5.2.

      4.6 Employees. Except as set forth in Section 4.22 with respect to Business Employees employed outside of the United States:

            (a) Offers of Employment. Subject to such procedures and limitations as Seller may reasonably prescribe to avoid disruption in its operation of the Business, Buyer shall (i) within ten Business Days prior to the Closing, extend offers of employment with Buyer to each Business Employee of a Seller or a Retained Subsidiary (each, an "OFFEREE") conditioned upon the Closing; and (ii) from and after the Closing continue the employment of the employees of the Transferred Companies (each, a "TRANSFERRED COMPANY EMPLOYEE"); provided, however, that, except to the extent that applicable Laws provide otherwise, such Offerees and

Transferred Company Employees shall remain employed "at will," and Buyer may terminate at any time after the Closing Date the employment of any such Person who accepts such offer of employment or who otherwise continues such employment. With respect to any Transferred Employee (as defined below) whose employment is terminated by Buyer within the 12 months following the Closing, Buyer will provide such Transferred Employee with severance benefits that are consistent with severance benefits provided to other similarly-situated employees of Buyer. Such offers shall be at base salary rates commensurate with those offered to similarly-situated employees of the Buyer, and Buyer shall offer a severance package to each Transferred Employee who (a) is offered a lower base salary rate than the Transferred Employee currently receives and (b) chooses to not accept such offer. The terms of each such employment offer to Offerees shall be communicated in writing to the Offeree not later than four days prior to the Closing Date. Each such offer to Offerees, and such continuation of employment for Transferred Company Employees, shall be for employment on employment terms (excluding base salary) that are substantially similar (in the aggregate) to those maintained for and provided to such individuals by Seller or a Retained Subsidiary, as applicable, immediately prior to the Closing. For purposes of the foregoing sentence, comparison shall be made without respect to employer-stock-based benefits. Without limiting the generality of the foregoing, Buyer shall make available, or cause to be made available, to the Transferred Employees and Transferred Company Employees major medical insurance, dental insurance and life insurance without a waiting period or with a waiting period, subject to subsection (c) below, no longer than thirty (30) days. The Business Employees who accept Buyer's offer of employment are referred to herein as the "TRANSFERRED EMPLOYEES." Buyer's employment of the Transferred Employees shall commence at 12:01 a.m. on the Closing Date, and Seller's employment of the Transferred Employees shall terminate at midnight on the day immediately preceding the Closing Date. Those Business Employees who receive but do not accept an offer of employment from Buyer made in accordance with the foregoing shall not be considered Transferred Employees for any purpose of this Agreement.

            (b) Except for any employment-related liabilities included in Net Asset Value, Seller shall be liable for the payment or provision of all compensation and benefits with respect to the Transferred Employees for all periods, and otherwise arising out of or relating to facts and circumstances occurring, prior to the Closing, including (i) base salary or wages earned prior to the Closing Date, including any such amounts deferred pursuant to an Employee Plan; (ii) claims incurred prior to the Closing Date under an Employee Plan that is a group health, life insurance or disability plan; and (iii) vested compensation or deferred compensation amounts earned by the Transferred Employees at or prior to the Closing under the Employee Plans, but excluding the effects of the Buyer's compliance with its obligations pursuant to this Section 4.6, including by way of example those set forth in Section 4.6(h). For purposes of clause (ii) of the immediately preceding sentence, a claim shall be deemed to have been incurred: (A) under a group health plan when the related service is rendered or product purchased; (B) under a disability plan, when the determination is made that the individual is eligible to receive disability benefits; and (C) under a life insurance plan, when the individual dies.

            (c) In the case of each medical, dental and group life insurance plan made available to one or more Transferred Employees or Transferred Company Employees, Buyer shall use its commercially reasonable efforts, subject to the consent of any third party insurer, to waive or cause to be waived (except to the extent not satisfied as of the Closing Date under the analogous plan or program of Seller or its Subsidiaries) all pre-existing condition limitations and all proof of insurability requirements to which such Transferred Employees or Transferred Company Employees would otherwise be subject and in applying any deductibles, coinsurance or similar requirements shall credit or cause to be credited all amounts paid by the Transferred Employee or Transferred Company Employee under any analogous plan or program of Seller or its Subsidiaries for the plan year in which the Closing Date occurs.

            (d) For purposes of any employee benefit plan established for or made available after the Closing Date to Transferred Employees or Transferred Company Employee by Buyer or an Affiliate, Buyer shall cause each Transferred Employee and Transferred Company Employee to receive service credit for purposes of eligibility and vesting, and for purposes of benefit accrual under any severance or vacation pay plan (but not for purposes of benefit accrual under any other employee benefit plan), for the most recent contiguous period (including approved leaves of absence) of employment with Seller, its Subsidiaries or predecessors thereto prior to the Closing Date.

            (e) Seller agrees to cooperate reasonably with Buyer in connection with the transfer of the Transferred Employees. Without limiting the generality of the foregoing, Seller shall not take any action that is intended to impede, hinder, interfere or otherwise compete with Buyer's effort to hire any Transferred Employee.

            (f) In reliance on the agreements of Buyer set forth in this Section 4.6, including those contained in Section 4.6(a), Buyer and Seller agree that Seller shall not deliver notice to the Business Employees pursuant to the US. Worker Adjustment and Retraining Notification Act of 1988, any successor law, or any other applicable plant closing, mass layoff, termination pay or notification law (collectively, the "WARN Act"). However, Seller shall be responsible for providing any required notification under the WARN Act with respect to those Business Employees who do not accept Buyer's offer to become Transferred Employees. Buyer further agrees that it shall be responsible for providing timely notification or pay in lieu of notice if required by the WARN Act for any employment losses resulting from Buyer's failure to offer employment in accordance with Section 4.6(a). Buyer shall be responsible for any and all liabilities under the WARN Act concerning layoffs, employment losses, or the closing or relocation of worksites and the like which arise out of or result from any actions by Buyer on or after the Closing Date.

            (g) No provision of this Section 4.6 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Business, in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever.

            (h) Buyer agrees to give each Transferred Employee and Transferred Company Employee who has executed and delivered to Seller prior to the Closing a waiver of such employee's right to payment of vacation upon termination of employment, vacation credit, based on the accrued vacation of such Transferred Employee or Transferred Company Employee recognized by Seller or a Subsidiary as of the Closing Date (such information to be provided by

Seller to Buyer) for periods of employment with Seller or a Subsidiary (or their predecessor entities) prior to the Closing Date, for purposes of vacation accrual.

            (i) Seller remains solely responsible for all bonuses accrued for the Transferred Employees for the fiscal year ended September 30, 2006; provided that the payment of all discretionary bonuses shall remain within the sole discretion of Seller, and provided, further, that bonus payments shall in all events accrue and be paid only if the eligible employee remains employed by Buyer on the date such payments are disbursed in the Ordinary Course of Business. Buyer shall notify Seller of the termination of any Transferred Employee's employment on or prior to the three-month anniversary from the Closing Date. Such bonus, if any, shall be payable by Seller in the Ordinary Course of Business. Transferred Employees eligible for fiscal year end bonuses will be eligible for bonuses from Buyer from October 1, 2006 through Buyer's next fiscal year end.

      4.7 HSR Act. As promptly as practicable, and in any event with respect to the HSR Act within 15 Business Days after the date of the execution of this Agreement, Seller and Buyer shall, if necessary, file notifications under and in accordance with the HSR Act and any other applicable non-U.S. antitrust laws in connection with the transactions contemplated hereby, seek early termination and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

      4.8 Business Records. Buyer acknowledges that Seller may from time to time from and after the Closing require access to copies of certain of the books and records included in the Acquired Assets, and agrees that upon reasonable prior notice from Seller, it will, during normal business hours, provide Seller with either access to or copies of such books and records. Buyer agrees that it will not discard or destroy any of such books and records prepared prior to the Closing Date except in the ordinary course of business and after reasonable notice to Seller. In such circumstances, Seller shall have the right, as its expense, to remove and retain any of such books and records as Seller may select. Buyer's obligation under this Section 4.8 shall terminate on the sixth anniversary of the Closing Date.

      4.9 Tax Matters.

            (a) Tax Returns.

                  (i) Seller shall be responsible for preparing and filing the
            Tax Returns of, or which include, the Transferred Companies for taxable periods ending on or before the Closing Date and for any taxable period covering days before and ending after the Closing Date, in each case which are due after the Closing Date. Buyer shall have the right to review and consent to the filing of such Tax Returns (which consent shall not be unreasonably withheld, delayed or conditioned).

                  (ii) Except as required by law, neither Buyer nor any of its
            Affiliates (including the Transferred Companies) shall, without prior written consent of

            Seller (which consent shall not be unreasonably withheld if such action would not increase a Tax liability for which Seller or an Affiliate of Seller is responsible under this Agreement or otherwise), refile, amend or otherwise modify any Tax Return of, or which includes, Transferred Companies discussed in this Section 4.9(a).

                  (iii) Buyer shall be responsible for preparing and filing the
            Tax Returns of, or which include, the Transferred Companies for all taxable periods beginning after the Closing Date.

                  (iv) Seller agrees to cooperate with Buyer, and Buyer agrees to cooperate (and cause each Transferred Company to cooperate) with Seller, to the extent necessary in connection with (i) any Tax Returns that are the responsibility of Seller pursuant to Section 4.9(a) and (ii) the filing of any information or withholding Tax Return or similar document relating to Buyer's acquisition of the Business. With respect to the foregoing clause (ii), and except in the case of VAT, which is addressed in Section 4.9(h), Seller agrees that Buyer is entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the paying of any withholding of Tax under the Code or any applicable provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld and paid over to any applicable federal, state, local, provincial or foreign taxing authority, such withheld amounts will be treated for all purposes hereof as having been paid to Seller.

            (b) Allocation of Purchase Price. Seller and Buyer (i) agree that, except as required by Law, the Purchase Price shall be allocated among the Acquired Assets as set forth on Exhibit 4.9(b) (which shall be mutually agreed upon by the parties before Closing); and (ii) acknowledge that the allocation set forth on Exhibit 4.9(b) was the result of "arm's-length" negotiations. If there is any adjustment to the Purchase Price or to the allocation set forth on
Exhibit 4.9(b) (including because an adjustment is required by law), Seller and Buyer shall agree upon a revised Exhibit 4.9(b) allocating the adjusted Purchase Price among the Acquired Assets, which shall be consistent with the principles used in establishing the original allocation. Seller and Buyer agree to report the transactions contemplated by this Agreement for all tax purposes, and take positions in all tax proceedings, in accordance with the allocation set forth in
Exhibit 4.9(b) or a revised Exhibit 4.9(b) including, without limitation, each filing a IRS Form 8594 with its respective federal income Tax Returns for the taxable year in which the Closing occurs consistent with Exhibit 4.9(b) and any supplemental IRS Form 8594 with their respective federal income Tax Returns for any taxable year in which the Purchase Price is adjusted consistent with any revised Exhibit 4.9(b). In any event, no portion of the Purchase Price shall be allocated to the covenant set out in Section 4.16(a) of this Agreement.

            (c) Tax Refunds. Seller shall be entitled to all refunds of Tax of the Transferred Companies for periods through the Closing Date except for refunds attributable to carrybacks from periods ending after the Closing Date and required by law. If Buyer or any Transferred Company receive any refund to which Seller is entitled, Buyer shall promptly pay

(or cause the relevant Transferred Company to pay) the entire amount of such refund (including interest) to Seller and such amount shall constitute a purchase price adjustment.

            (d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, fees and charges, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Seller. For avoidance of doubt, such Taxes shall not include any withholding Taxes imposed on Buyer including but not limited to (i) the Malaysian Real Property Gains Tax Act 1976 and (iii) Section 116 of the Canadian ITA.

            (e) Section 338 Election. Neither Buyer nor any of its Affiliates (including the Transferred Companies) shall make or cause to be made any election under Section 338 of the Code in connection with the transactions contemplated by this Agreement without the express written consent of Seller (which consent shall not be unreasonably withheld if such election would not increase a Tax liability of Seller or an Affiliate of Seller).

            (f) Cooperation and Control of Tax Disputes.

                  (i) Buyer agrees to cooperate and to cause each Transferred
            Company to cooperate with Seller to the extent reasonably required after the Closing Date in connection with (A) the preparation of Tax Returns discussed in Section 4.9(a)(i) hereof, (B) contests concerning Taxes of any Transferred Company due for any period ending on or before the Closing Date or beginning before and ending after the Closing Date and (C) audits and other proceedings of any Transferred Company conducted by Tax authorities with respect to any such period. Within a reasonable time (but not more than 20 days) after Buyer or any Transferred Company receives official written notice of any such contest, audit or other proceeding, Buyer shall notify or cause such Transferred Company to notify Seller in writing of such contest, audit or other proceeding. If Seller's Tax liability could be affected by such contest, audit or proceeding or if Seller could have an indemnification obligation under this Agreement, Seller shall have the right to conduct and control the defense of such contest, audit or proceeding at its expense, whether such contest, audit or other proceeding commenced before or commences after the Closing, and Buyer and the Transferred Companies shall provide Seller with all necessary powers of attorney and other necessary documents and assistance to allow Seller to effectively conduct and control such defense. Notwithstanding the other provisions of this Agreement, Seller shall have no obligation to indemnify or hold Buyer or any Transferred Company harmless from any Tax imposed or assessed as a result of (X) the failure of Buyer or any Transferred Company to notify Seller as required by this paragraph, if such failure adversely affects Seller's ability to respond adequately in a timely manner to the notice of contest, audit or other proceeding, or (Y) any action taken by Buyer or any Transferred Company with respect to any contest, audit or other proceeding without Seller's written consent.

                  (ii) Notwithstanding the foregoing, Seller shall not settle such contests, audits or proceedings without the prior written consent of Buyer, which consent will not be unreasonably withheld. Furthermore, Buyer, and counsel of its choosing, shall have the right to participate fully in all aspects of the prosecution or defense of such contests, audits or proceedings, and Seller shall inform Buyer, promptly in advance, of the date, time and place of all administrative or judicial meetings, conferences, hearings and other proceedings relating to any such contest, audit or proceeding, and shall provide Buyer all material written information, document requests and responses, proposed notices of deficiency, notices of deficiencies, revenue agents' reports, protests, petitions and any other material documents relating to any such contest, audit or proceeding promptly upon receipt from, or in advance of submission to (as the case may be), the relevant taxing authority. Buyer shall be entitled to have its representatives attend and participate in any such administrative or judicial meeting, conference, hearing or other proceeding. Before taking any action with respect to the conduct of such contests, audits or proceedings (including but not limited to, the submission of any protest, petitions or responses to information document requests), Seller shall first consult with Buyer in good faith about such action.

            (g) Compliance with Section 116 of the Canadian ITA.

                  (i) Seller shall take all reasonable steps to obtain and
            deliver to Buyer on or before the Closing Date a certificate issued by the Minister of National Revenue under subsection 116(2) of the Canadian ITA;

                  (ii) If a certificate is so delivered to Buyer, Buyer shall be entitled to withhold from the Purchase Price payable in respect of 1325949 Ontario Inc. at Closing 25% of the amount, if any, by which the portion of the Purchase Price payable in respect of 1325949 Ontario Inc. exceeds the certificate limit as defined in subsection 116(2) of the Canadian ITA and fixed by the Minister of National Revenue in such certificate.

                  (iii) If a certificate is not so delivered, Buyer shall be entitled to withhold from the Purchase Price payable in respect of 1325949 Ontario Inc. at Closing an amount equal to 25% of such portion of the Purchase Price.

                  (iv) Where Buyer has withheld any amount under paragraphs (ii)
            or (iii) and Seller delivers to Buyer, after the Closing and on or before 27 days after the end of the month in which Buyer acquired the shares of 1325949 Ontario Inc. (the "REMITTANCE DEADLINE"), a certificate issued by the Minister of National Revenue under either subsection 116(2) or 116(4) of the Canadian ITA, Buyer:

                        (A) shall, in the case of a certificate issued by the
                  Minister of National Revenue under Section 116(2) of the Canadian ITA, remit forthwith to the Receiver General for Canada 25% of the amount, if any, by which the portion of the Purchase Price payable in respect of 1325949 Ontario Inc. exceeds the certificate limit fixed in such certificate; and

                        (B) shall pay forthwith to Seller any amount that Buyer
                  has withheld and is not required to pay to the Receiver General for Canada in accordance with subparagraph (A) above.

                  (v) If Buyer has withheld any amount under paragraph (ii) or under paragraph (iii) and no certificate has been delivered to Buyer by Seller on or before the Remittance Deadline in accordance with paragraph (iv), subject to paragraph (vii), such amount shall be remitted by Buyer to the Receiver General for Canada in accordance with Section 116 of the Canadian ITA.

                  (vi) Buyer shall not remit the amounts referred to in
            paragraph (v) before the day after the Remittance Date.

                  (vii) Where Buyer has withheld any amount under paragraph
            (iii) and no certificate has been delivered to Buyer by Seller on or before the Remittance Deadline in accordance with paragraph (iv), no amount shall be remitted by Buyer to the Receiver General for Canada if Seller delivers to Buyer, on or before the Remittance Deadline, a comfort letter issued by the Canada Revenue Agency extending the time period under which Buyer is required to remit an amount in respect of the portion of the Purchase Price payable in respect of 1325949 Ontario Inc. on behalf of Seller without being subject to interest and penalties.

                  (viii) Where Buyer has withheld any amount under this Section
            (the "WITHHELD AMOUNT") and Seller has delivered to Buyer a comfort letter as described in paragraph (vii), Buyer shall continue to withhold such amount until either (A) paid to Seller (together with any interest earned thereon), which shall occur upon delivery by Seller to Buyer of a certificate issued by the Minister of National Revenue under either (1) subsection 116(2) of the Canadian ITA, except that Buyer shall withhold and remit to the Receiver General for Canada the amount, if any, by which the Withheld Amount exceeds 25% of the certificate limit, or (ii) subsection 116(4) of the Canadian ITA; or (2) remitted to the Receiver General for Canada for the account of Seller if notified to do so by the Canada Revenue Agency (provided that any interest earned thereon shall be for the account of Seller and shall be paid to Seller).

                  (ix) Any amount paid by Buyer to the Receiver General for
            Canada under paragraphs (iv), (v) or (viii) shall be credited to Buyer as a payment to Seller on account of the Purchase Price.

                  (x) The Withheld Amount, if any, shall be paid to and held by
            Buyer's Counsel, in trust, and invested by them for the benefit of Seller in U.S. Dollar-denominated interest bearing instruments, the interest on which is not subject to Canadian withholding tax under
            Part XIII of the Canadian ITA, in such manner as Seller shall from time to time direct in writing until paid to Seller (together with any interest earned thereon) or remitted to the Receiver General for Canada for the account of Seller in accordance with this Section.

            (h) VAT.

                  (i) Seller and Buyer shall cooperate and each use its
            commercially reasonable efforts to ensure that the sale of the Acquired Assets by Brooks Automation (UK) Ltd under this Agreement is treated as neither a supply of goods nor a supply of services for the purposes of VAT in the United Kingdom. As such, no amount of VAT will be payable by Buyer on the transfer of such Acquired Assets, unless HM Revenue & Customs determines that VAT is chargeable on the transfer of such Acquired Assets. In that case, Seller shall promptly notify Buyer of that determination, and Buyer shall, against a VAT invoice from Seller, pay to Seller an amount equal to the amount of VAT determined by HM Revenue & Customs to be so chargeable.

                  (ii) Except as expressly provided for elsewhere in this
            Section, any consideration or deemed consideration on any supply made by one party to another under this Agreement shall be exclusive of VAT and each party shall pay any VAT properly chargeable in respect of any supply made to it by any other party under this Agreement on production of an appropriate VAT invoice.

      4.10 US Lease Agreements. At the Closing Buyer and Seller shall enter into the US Lease Agreements substantially in the form attached hereto as Exhibit 1.5(i), to be effective as of the Closing.

      4.11 Taiwan Sublease Agreement. Prior to the Closing, the Buyer and Seller will negotiate in good faith and agree upon a form of sublease containing the terms set forth on Exhibit 1.5(j) and other commercially reasonable terms for the sublease of the portion of the facility of the Business located in Chu-Pei City, Taiwan (such sublease is defined in Section 1.5(b)(xi) as the "TAIWAN SUBLEASE AGREEMENT"). At the Closing and subject to the consent of the landlord for such facility, Buyer and Seller shall enter into the Taiwan Sublease Agreement, to be effective as of the Closing.

      4.12 Transition Services Agreement. At the Closing, Buyer and Seller shall enter into a Transition Services Agreement substantially in the form attached hereto as Exhibit 1.5(h), to be effective as of the Closing.

      4.13 Patent License Agreement. At the Closing, Buyer and Seller shall enter into a Patent License Agreement substantially in the form attached hereto as Exhibit 1.5(d), to be effective as of the Closing.

      4.14 Software License Agreement; Supply Relationship Agreement. At the Closing, Buyer and Seller shall enter into a Software License Agreement substantially in the form attached hereto as Exhibit 1.5(e) to be effective as of the Closing. Prior to the Closing, Buyer and Seller will negotiate in good faith and agree upon a form of supply relationship agreement containing the terms set forth on Exhibit 1.5(j) and other commercially reasonable terms customary for an agreement of this nature (such agreement is defined in Section 1.5(b)(xi) as the "SUPPLY RELATIONSHIP AGREEMENT"). At the Closing, Buyer and Seller shall enter into the Supply Relationship Agreement.

      4.15 Escrow Agreement. At the Closing, Buyer and Seller shall enter into an Escrow Agreement substantially in the form attached hereto as Exhibit 7.1, to be effective as of the Closing.

      4.16 Noncompetition and Nonsolicitation.

            (a) Seller agrees that for a period of three full years from the Closing Date, neither it nor any Person that, as of the date of this Agreement or the Closing Date, is a controlled Affiliate of Seller shall:

                  (i) engage, either directly or indirectly, as a principal or for its own account, or solely or jointly with others, or as a stockholder in any corporation or joint stock association, in any business that competes with the Business as it exists on the Closing Date; provided that (A) nothing herein shall prohibit the purchase or ownership of up to 5% of the outstanding stock of a publicly-traded company that competes with the Business and (B) Seller and its Affiliates may take any actions expressly permitted by the Supply Relationship Agreement; or

                  (ii) solicit for employment any Transferred Company Employee
            (other than general solicitations not directed at any Transferred Company Employee).

            (b) Buyer agrees to instruct each Transferred Employee that he or she may not, for the year following the Closing Date, solicit for employment any employee of Seller or a Retained Subsidiary.

            (c) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each party acknowledges that the other party would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate the other party for any such breach. Each party agrees that the other party shall be entitled to injunctive relief requiring specific performance by such party of this Section.

            (d) If requested by Seller, Buyer and Seller shall elect to apply proposed paragraph 56.4(3)(c) of the Canadian ITA in respect of the covenant set out in Section 4.16(a).

      4.17 Exclusivity. During the period from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to
Article 6 or the Closing, Seller
shall not, and shall cause each of its Subsidiaries and controlled Affiliates not to and shall use commercially reasonable efforts to cause its Representatives not to, directly or indirectly, solicit or initiate or enter into discussions or transactions with, or knowingly encourage, or provide any information to any Person or group of Persons (other than Buyer and its Representatives) concerning, any sale, lease, or license of all or any material portion of the Business, other than the license of software in the ordinary course of business and sales expressly permitted by this Agreement (an "Alternative Transaction"). In the event that Seller receives a written or oral inquiry expressing interest in an Alternative Transaction from any third party, Seller shall promptly by electronic mail, notify Buyer in writing of such inquiry. Seller shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Transaction.

      4.18 Attorney-Client Privilege. Subject to the further terms and conditions of this Section 4.18, the parties agree to take the steps necessary to ensure that any privilege attaching as a result of legal counsel representing the Business or one or more of the Transferred Companies shall survive the Closing and remain in effect, provided that from and after the Closing such privilege shall be controlled by Seller and not Buyer or the Transferred Companies. In addition, to the extent that Buyer, through its acquisition of the Business, acquires any right to treat such counsel as Buyer's counsel or former counsel, Buyer agrees that it will not, solely as a result thereof, take any action to disqualify such counsel from acting and continuing to act as counsel to Seller or any Subsidiary after the Closing. Further, Buyer hereby waives, on its own behalf and agrees to cause the Transferred Companies to waive, any actual or potential conflicts that may arise in connection with the communication by such counsel to Seller or any Subsidiary, in any such representation, of any fact known to such counsel without regard to the source thereof, including in connection with a dispute with Buyer or a Transferred Company following the Closing; provided, however, that Seller acknowledges and agrees that Buyer may have need for access to files currently being maintained by such counsel that pertain to the operational matters of the Business, including without limitation that relate to the protection of the Acquired Intellectual Property (collectively, the "OPERATIONAL FILES"). Seller agrees that it will grant, and will cause such counsel to grant, full access to the Operational Files to Buyer and that the attorney-client privilege shall not be asserted by Seller or its Subsidiaries as a bar to such access.

      4.19 Intercompany Receivables and Payables. At or prior to the Closing, Seller shall, and shall cause its Subsidiaries to, eliminate all intercompany receivables and payables between the Business, on the one hand, and any business retained by them, on the other hand. For the avoidance of doubt, any Taxes of the Transferred Companies arising from such elimination shall be treated as an Excluded Liability for purposes of this Agreement.

      4.20 Required Consents. As soon as practicable following the date hereof, Seller and the Transferred Companies shall use commercially reasonable efforts to obtain any Required Consent not obtained prior to the date of this Agreement. Seller shall keep Buyer reasonably informed of its and the Transferred Companies efforts to obtain such consents, waivers and approvals (including reactions and responses of third parties thereto).

      4.21 Confidentiality. Seller will not, and will cause its Subsidiaries not to, and will use commercially reasonable efforts to cause its Representatives not to, for a period of three years after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information included in the Acquired Assets; provided that the foregoing restriction will not (a) apply to any information to the extent it is generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 4.21), or (b) prohibit any disclosure (i) required by any applicable legal requirement or (ii) made to the extent necessary, in the reasonable judgment of Seller, in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated hereby or thereby, so long as, in the case of each of the foregoing clauses (i) and (ii), to the extent legally permissible, Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to seek an appropriate protective order.

      4.22 Foreign Matters.

            (a) Taiwan.

                  (i) Prior to the Closing Date, Buyer will establish a designee
            (either a subsidiary or branch) in Taiwan to purchase the Acquired Assets and assume the Assumed Liabilities of Brooks Automation Taiwan Co. Ltd.

                  (ii) Prior to the Closing Date, Buyer will, or will cause its designee to, offer to enter into tri-party agreements with each employee of Brooks Automation Taiwan Co. Ltd. in furtherance of the transfer of the employment of such individuals to Buyer or its designee in Taiwan. Such tri-party agreements will maintain the seniority of all such employees.

            (b) Germany. Insofar as employees of Brooks Automation (Germany) GmbH are transferred to Buyer or its subsidiary, Section 4.6 of this Agreement shall not apply to such employees. Instead:

                  (i) Brooks Automation (Germany) GmbH shall notify such
            employees in writing of the transfer to Buyer in accordance with
            Section 613a paragraph 5 of the German Civil Code.

                  (ii) After expiration of the one-month period of section 613a paragraph 6 of the German Civil Code for filing an objection, Seller shall inform Buyer in writing whether any employee has objected to the transfer of his employment relationship to Buyer or its subsidiary and, if so, which employees objected and on which grounds.

                  (iii) Should any such employee object to the transfer of his employment relationship to Buyer, the employment relationship shall remain with Brooks Automation (Germany) GmbH until terminated by Brooks Automation (Germany) GmbH.

            (c) United Kingdom. The transfer of the portion of the Business situated in the United Kingdom shall constitute a relevant transfer for the purposes of applicable Law and the contract of employment of each employee of Brooks Automation (UK) Ltd. will have effect after the Closing Date (which shall be the "time of transfer" for the purposes of applicable Law) as if originally made between Buyer or Buyer's designee and each such employee. Buyer or Buyer's designee (as applicable) shall comply with its obligations under applicable Law and perform and observe all of Buyer's obligations in respect of such employees after the Closing Date.

            (d) Malaysia. Buyer shall appoint at least two directors to the board of directors of Brooks Malaysia whose principal place of residence is Malaysia, such that the individuals currently serving as directors of Brooks may resign such positions.

      4.23 Use of "Brooks". Buyer acknowledges and agrees that, except for Seller's rights in the Trademark "Brooks Software" (which is included in Acquired Intellectual Property), Seller retains all right, title and interest in and to all other Trademarks of Seller that incorporate or use "Brooks" (which are among the Retained Assets). Buyer shall not: use, as a Trademark, "Brooks" except for a Trademark where "Software" appears in conjunction with and immediately following "Brooks"; file or maintain any trademark registration for any mark that includes "Brooks" except for a Trademark where "Software" appears in conjunction with and immediately following "Brooks"; and shall not directly or indirectly challenge any Trademark of Seller or Seller's rights in any Trademark that incorporates or uses "Brooks", except for "Brooks Software".

                                    ARTICLE 5
                         CONDITIONS PRECEDENT TO CLOSING

      5.1 Conditions to Obligations of Buyer. The obligations of Buyer to complete the transactions provided for herein are subject to the satisfaction at or before the Closing of all of the following conditions:

            (a) All of the representations and warranties of Seller contained herein shall be true and correct in all material respects (except for those representations and warranties qualified by materiality or Material Adverse Effect, which shall be true in all respects) on and as of the Closing Date with the same effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date which shall be true and correct in all material respects as of such date (except for those representations and warranties which address matters only as of a particular date that are qualified by materiality or Material Adverse Effect, which shall be true in all respects as of such date);

            (b) All of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller at or before the Closing shall have been duly complied with and performed in all material respects;

            (c) Buyer shall have been furnished a certificate of Seller, dated as of the Closing Date, confirming the matters set forth in subsections (a), (b) and (f) of this Section 5.1;

            (d) Seller shall have delivered to Buyer the items described in
Section 1.5(b)(i)(A);

            (e) Seller shall have obtained the consent of the applicable counterparty to the assignment or sublease to Buyer or Buyer's designee of the Contracts, Leases and License Agreements set forth on Schedule 5.1(e).

            (f) There shall not be any pending governmental action or proceeding by or before any court or governmental agency that (i) seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement or (ii) is reasonably likely to materially affect the right of Buyer to own, use or control any of the Acquired Assets or Buyer's title therein after the Closing Date;

            (g) From the date of this Agreement to the Closing, there shall have been no Material Adverse Effect or any event, occurrence, development or state of circumstances or facts which would reasonably be expected to result in a Material Adverse Effect, whether or not covered by insurance;

            (h) Any applicable waiting periods (and any extensions thereof) under the HSR Act and under any non-U.S. antitrust laws shall have expired or otherwise been terminated; and

            (i) Buyer shall have received from Seller a certificate pursuant to Treasury Regulation Section 1.1445-2(b)(2) stating that Seller is not a foreign person.

      5.2 Conditions to Obligations of Seller. The obligations of Seller to complete the transactions provided for herein are subject to the satisfaction at or before the Closing of all of the following conditions:

            (a) All of the representations and warranties of Buyer contained herein shall be true and correct in all material respects (except for those representations and warranties qualified by materiality, which shall be true in all respects) on and as of the Closing Date with the same effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date which shall be true and correct in all material respects as of such date (except for those representations and warranties which address matters only as of a particular date that are qualified by materiality, which shall be true in all respects as of such date);

            (b) All of the terms, covenants and conditions of this Agreement to be complied with or performed by Buyer at or before the Closing shall have been duly complied with and performed in all material respects;

            (c) Seller shall have been furnished a certificate of Buyer, dated as of the Closing Date, confirming the matters set forth in subsections (a) and
(b) of this Section 5.2;

            (d) Buyer shall have delivered to Seller the items described in
Section 1.5(b)(i)(B);

            (e) There shall not be any pending governmental action or proceeding by or before any court or governmental agency that seeks to restrain, prohibit or invalidate the transactions contemplated by this Agreement; and

            (f) Any applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

                                    ARTICLE 6
                                   TERMINATION

      6.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written consent of Seller and Buyer.

      6.2 Termination by Buyer. Buyer may terminate this Agreement by giving written notice to Seller at any time prior to Closing (i) in the event Seller has breached any representation, warranty or covenant contained in this Agreement in a manner that would cause the conditions in Section 5.1 not to be satisfied, Buyer has notified Seller of the breach, and Seller does not cure such breach within 30 days after such notice (provided that such cure period will be 5 days after such notice in the case of any breach of the covenant contained in Article 1 to effect the Closing within two Business Days of the satisfaction of all conditions capable of satisfaction prior to the Closing) or
(ii) if the Closing shall not have occurred on or before June 30, 2007 (the "DROP DEAD DATE") by reason of the failure of any condition precedent under
Section 5.1 hereof (unless the failure results from Buyer itself breaching any representation, warranty or covenant contained in this Agreement).

      6.3 Termination by Seller. Seller may terminate this Agreement by giving written notice to Buyer at any time prior to Closing (i) in the event Buyer has breached any representation, warranty or covenant contained in this Agreement in a manner that would cause the conditions in Section 5.2 not to be satisfied, Seller has notified Buyer of the breach, and Buyer does not cure such breach within 30 days after such notice (provided that such cure period will be 5 days after such notice in the case of any breach of the covenant contained in Article 1 to effect the Closing within two Business Days of the satisfaction of all conditions capable of satisfaction prior to the Closing) or (ii) if the Closing shall not have occurred on or before the Drop Dead Date by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results from Seller itself breaching any representation, warranty or covenant contained in this Agreement).

      6.4 Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.1, 6.2 or 6.3, all obligations of the parties hereunder shall terminate without any liability of any party to any other party, provided, however, that no termination shall relieve a party from any liability or obligation arising from or relating to any breach of this Agreement prior to termination.

                                    ARTICLE 7
            INDEMNIFICATION; NATURE OF REPRESENTATIONS AND WARRANTIES

      7.1 Escrow Fund. At the Closing, Buyer shall withhold the Escrow Amount from the Purchase Price and shall deposit the Escrow Amount into an escrow fund (the "ESCROW FUND") with US Bank, N.A. (or such other institution jointly designated by Buyer and Seller) as escrow agent (the "ESCROW AGENT"). The Escrow Fund shall be governed by the terms set forth in an Escrow Agreement entered into between Buyer and Seller substantially in the form attached hereto as
Exhibit 7.1 (the "ESCROW AGREEMENT") and shall be available to indemnify Buyer pursuant to the indemnification provisions set forth in this Article 7.

      7.2 Indemnities.

            (a) Indemnification of Buyer. From and after the Closing, Seller shall indemnify and hold harmless Buyer and its directors, officers, Affiliates (including, after the Closing, the Transferred Companies), successors and assigns from and against all Losses resulting from, arising out of or relating to (i) any breach (or purported breach) of any representation or warranty made by Seller in this Agreement, (ii) any breach (or purported breach) by Seller of any covenant, agreement or obligation required to be performed by it under this Agreement, (iii) any and all Excluded Liabilities and (iv) any liability of any Transferred Company for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Taxes for a Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date calculating any such Taxes based on an interim closing of the books as of the close of business on the Closing Date, if such taxes are based on income, gains, or receipts (but treating Taxes attributable to actions after the Closing on the Closing Date as attributable to the portion of the period beginning after the Closing Date), and otherwise based on daily proration).

            (b) Indemnification of Seller. From and after the Closing, Buyer shall indemnify and hold harmless Seller and its directors, officers, successors and assigns from and against all Losses resulting from, arising out of or relating to (i) any breach (or purported breach) of any representation or warranty made by Buyer in this Agreement, (ii) any breach (or purported breach) by Buyer of any covenant, agreement or obligation required to be performed by it under this Agreement, (iii) the Assumed Liabilities and (iv) the ownership or operations of the Acquired Assets or the Business by Buyer after the Closing Date.

      7.3 Limitations on Indemnification. Each covenant or agreement in this Agreement shall survive the Closing without limitation as to time until fully performed in accordance with its terms. Notwithstanding the foregoing, no claim may be made or suit instituted under this Article 7 with respect to any breach (or purported breach) of any representation or warranty or any covenant to be complied with prior to the Closing after the date which is one year after the Closing Date, except for (a) Reserved Claims and (b) any claim arising out of or relating to a breach (or purported breach) of Sections 2.2 (Capitalization) or
2.13 (Taxes) hereof, which shall survive until the statute of limitations applicable to the matters set forth therein shall expire. A claim for indemnification arising out of or relating to an Excluded Liability or an Assumed Liability may be brought at any time. The term "Reserved Claims" shall mean all claims for Losses incurred on or prior to the date which is one year after the Closing Date as to which the

Indemnified Party has given any Indemnifying Party reasonably specific written notice (in light of the facts then known) on or prior to the date which is one year after the Closing Date. No party shall be liable under this Article 7 from and after the Closing, and no claim for indemnification hereunder may be asserted from and after the Closing, for any loss of profits or consequential, indirect or incidental damages and, in particular, no "multiple of profits" or "multiple of cash flow" or similar valuation methodology shall be used in calculating the amount of any such Losses. In addition, no claim may be made by any party pursuant to this Article 7 with respect to any breach of representation and warranty or any covenant to be complied with prior to the Closing unless the aggregate amount of all Losses incurred by such party as a result of such breaches that would, but for the limitations contained in this sentence, be indemnifiable hereunder exceeds $1,250,000, in which case the Indemnifying Party's liability, if any, hereunder with respect to such claims shall only be for any amount of such aggregate indemnifiable Losses in excess of such deductible amount.

      In addition, no party shall be liable to any Indemnified Party pursuant to this Article 7 for Losses of the types described in Section 7.2 with respect to representations and warranties or any covenant to be complied with prior to the Closing to the extent that the aggregate amount of all Losses incurred by such party as a result of such breaches exceeds $6,250,000. The foregoing time and dollar limitations (both floor and cap) on indemnification shall not apply to
(a) any breach of any covenant contemplated by this Agreement to be performed after Closing, (b) any claim arising out of or relating to Seller's failure to discharge or perform the Excluded Liabilities, (c) any claim arising out of or relating to a breach (or purported breach) of Sections 2.2 (Capitalization) or
2.13 (Taxes) or (d) any claim arising out of or relating to Seller's Fraud.

      7.4 Procedures Regarding Indemnification Claims.

            (a) Notice of Claims. If any party believes that it has a claim for indemnification under this Article 7 (an "INDEMNIFIED PARTY") it shall notify the party from whom indemnification is to be sought (the "INDEMNIFYING PARTY") promptly in writing, describing such claim, the amount thereof, if known, and the method of computation of such claim, all with reasonable specificity and containing a reference to the applicable provisions of this Agreement in respect of which such claim arises; provided, however, that failure to give any such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

            (b) Third Party Claims. Promptly after the receipt by any Indemnified Party of notice of the commencement of any action against such Indemnified Party by a third party, such Indemnified Party shall, if a claim with respect thereto is to be made against any party pursuant to this Article 7, give such Indemnifying Party written notice thereof. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party's expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party agrees to cooperate in such defense. So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 7.4, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in defense of such claim, and neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the other, which consent will not be unreasonably withheld, conditioned or delayed. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided,
(i) the Indemnified Party may defend against such claim in any manner it may reasonably deem to be appropriate, and (ii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Article 7. All reasonable out of pocket costs and expenses of defense, including attorney's fees, incurred by any Indemnifying Party as contemplated by this Section 7.4 shall be deemed to be indemnifiable pursuant to Section 7.2, and notwithstanding anything to the contrary in this Section 7.4, such costs and expenses shall be reimbursed by the Indemnified Party to the extent that such costs and expenses, if incurred by the Indemnified Party, would not have been recoverable by the Indemnified Party from the Indemnifying Party pursuant to this Article 7 because of the monetary limitations set forth in Section 7.3 (it being understood that such out of pocket costs and expenses shall be taken into account in determining whether such monetary limitations have been reached). Notwithstanding anything to the contrary contained herein, in the event that Buyer determines in its good faith, reasonable judgment that there is a reasonable probability that a claim to which this Section 7.4(b) applies would materially adversely affect its rights to conduct the Business after the Closing Date, then Buyer may, by written notice to Seller, assume the exclusive right to control, defend, compromise or settle such claim (with counsel reasonably acceptable to Seller) and the reasonable fees and expenses of such counsel shall be considered Losses for purposes of this Agreement, provided that in any such circumstance, Seller may retain separate co-counsel at its sole cost and expense and may participate in the defense of such claim.

      7.5 Exclusive Remedy. Except for Fraud, from and after the Closing, indemnification pursuant to (and subject to the conditions of) this Article 7 is the sole and exclusive remedy of the parties and their respective Affiliates with respect to any breach of this Agreement on any matter related to this Agreement, and each party hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after the Closing, any other claim or action in respect of any such breach; provided, however, that nothing herein shall limit either party's right to seek and obtain equitable relief, including specific performance, with respect to breaches of any covenant or agreement contained in the Transaction Documents.

      7.6 Only Representations and Warranties, etc.

            (a) Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business, the Acquired Assets, the Assumed Liabilities and Transferred Companies and (ii) has been furnished with or given adequate access to such information about the Business, the Acquired Assets, the Assumed Liabilities and Transferred Companies as it has requested.

            (b) Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in this Agreement, and the parties may rely on the representations and warranties in this Agreement irrespective of any information obtained by them by any investigation, examination or otherwise.

Buyer further acknowledges and agrees that none of Seller, any Subsidiary or any Representative of Seller have made to Buyer any representation or warranty other than as expressly made by Seller in Section 2 hereof. None of Seller, any Subsidiary or any Representative of Seller shall be liable to Buyer or any other Person resulting from the distribution of any projections or similar forward looking information to, or use of any such information by, Buyer or any of its agents, consultants, accountants, counsel, other Representatives or financing sources.

            (c) Seller shall have no liability under any provision of this Agreement for any Losses to the extent that such Losses are caused by actions taken by Buyer or its Affiliates after the Closing other than actions that are required to be taken pursuant to applicable law. Neither this Agreement nor the negotiation of this Agreement shall be deemed to expand or excuse any common law duty of mitigation that may apply to a claim for indemnification hereunder.

            (d) For the purpose of determining the amount of any Losses resulting from a breach (or purported breach) of any representation or warranty (but not for the purpose of determining the existence of such breach or inaccuracy), any "materiality" or "Material Adverse Effect" qualifiers or words of similar import contained in such representation or warranty giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).

      7.7 Tax Treatment. Buyer and Seller shall treat any payment received pursuant to this Article 7 as an adjustment to the purchase price for income tax purposes.

      7.8 No Right of Set-Off. Notwithstanding the existence of any such right that Buyer may have at law or in equity, Buyer shall not be entitled to set-off any payment due from Seller under or relating to this Agreement against any other payment due to Seller from Buyer or any Affiliate of Buyer arising under any Transaction Document or otherwise.

                                    ARTICLE 8
                   DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

      8.1 Definitions. Certain capitalized terms are used in this Agreement with the specific meanings defined below in this Article 8.

      "ACQUIRED ASSETS" is defined in Section 1.1.

      "ACQUIRED INTELLECTUAL PROPERTY" is defined in Section 1.1(d).

      "ACQUIRED LEASES" is defined in Section 2.18(b).

      "AFFILIATE" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

      "ASSIGNMENT AND ASSUMPTION AGREEMENT" is defined in Section 1.5(b).

      "ASSUMED LIABILITIES" is defined in Section 1.3.

      "BILL OF SALE" is defined in Section 1.5(b).

      "BROOKS MALAYSIA" is defined in Section 2.13(i).

      "BUSINESS" is defined in the recitals.

      "BUSINESS DAY" means any weekday other than a weekday on which banks in Boston, Massachusetts are authorized or required to be closed.

      "BUSINESS EMPLOYEES" is defined in Section 2.15.

      "BUYER" is defined in the preamble.

      "CANADIAN ITA" is defined in Section 2.13(g).

      "CANADIAN TRANSFERRED COMPANY" and "CANADIAN TRANSFERRED COMPANIES" are defined in Section 2.13(h).

      "CHARTER" means the articles of incorporation, articles of organization, certificate of incorporation, limited partnership agreement, limited liability company operating agreement, and by-laws (or equivalent charter documents) of any business entity, in each case as amended and in effect from time to time.

      "CLOSING" is defined in Section 1.5(a).

      "CLOSING DATE" is defined in Section 1.5(a).

      "CLOSING DATE RECEIVABLES" is defined in Section 1.8.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "CONFIDENTIALITY AGREEMENT" is defined in Section 9.6(a).

      "CONTRACTS" is defined in Section 1.1(g).

      "DEFERRED REVENUE" means any and all deferred or unearned revenue, as determined in accordance with GAAP, including as may arise from (i) contracts for maintenance services that, as of the date of determination, are invoiced, but not yet recognized as revenue in accordance with GAAP, and (ii) amounts under licenses and/or contracts for consulting services that, as of the date of determination, have been billed but not yet recognized as revenue in accordance with GAAP as a result of an ongoing obligation to perform services.

      "DISPUTE NOTICE" is defined in Section 1.6(b).

      "DROP DEAD DATE" is defined in Section 6.2.

      "EMPLOYEE PLAN" means each of the following maintained or contributed to by Seller or its Subsidiaries to the extent it benefits current or former employees or directors of, or consultants or other service providers with respect to, the Business: (A) a "plan" described in Section 3(3) of ERISA; (B) an arrangement that would constitute a "plan" described in Section 3(3) of ERISA but for the fact that it benefits persons other than employees; (C) a stock bonus, stock option, stock purchase, restricted stock, stock appreciation right, or other equity-based plan; or (D) an incentive, bonus, employment, deferred compensation, vacation, earned time off, sick time, retiree benefit, supplemental retirement, termination, salary continuation, severance, change in control, fringe benefit or other benefit plan not otherwise described in (A),
(B) or (C).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

      "ESCROW AGENT" is defined in Section 7.1.

      "ESCROW AGREEMENT" is defined in Section 7.1.

      "ESCROW AMOUNT" means $2,000,000.

      "ESCROW FUND" is defined in Section 7.1.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended

      "EXCLUDED ASSETS" is defined in Section 1.2.

      "FINANCIAL STATEMENTS" is defined in Section 2.7.

      "FIXED ASSETS" is defined in Section 1.1(c).

      "FRAUD" means an intentional misrepresentation of a material fact made by a party hereto with the intent to deceive the other party and induce the other party to enter into this Agreement, on which the other party reasonably relied in entering into this Agreement, and as a result of which the other party suffered damages.

      "GAAP" is defined in Section 2.7.

      "GOVERNMENTAL AGENCIES" means any United States federal, state or local or any foreign government or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitle to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power or any court or tribunal (or any department, bureau or division thereof).

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "INDEMNIFIED PARTY" is defined in Section 7.4(a).

      "INDEMNIFYING PARTY" is defined in Section 7.4(a).

      "INDEPENDENT ACCOUNTING FIRM" means a nationally recognized firm of independent certified public accountants, or if no such firm is available and willing to serve, then an expert in public accounting, in each case, upon which Buyer and Seller shall have mutually agreed.

      "INTELLECTUAL PROPERTY" means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to (a) inventions, invention disclosures, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with all divisions, reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) Trademarks, (c) writings, works, copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications), (e) computer software (including related documentation), (f) copies and embodiments of any of the foregoing (in whatever form or medium), (g) registered domain names and uniform resource locators, (h) moral rights; and (i) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing clauses (a) through (h) with or by any governmental authority in any jurisdiction.

      "INTERNATIONAL PLAN" means any employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for cash or equity compensation, profit-sharing, incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), heath or medial benefits, disability or sick leave benefits and post-employment or retirement benefits, in each case which is administered or contributed to by Seller or any Subsidiary of Seller (or any Affiliate of Seller or any Subsidiary of Seller) and (ii) covers any current or former Business Employee who is based primarily in a country other than the United States, (ii) with respect to which any Transferred Company has any material Liability or (iii) which would otherwise constitute an Assumed Liability, and in any event is not an Employee Plan.

      "IRS" is defined in Section 2.13(a).

      "LAWS" is defined in Section 2.5(a)

      "LEASED REAL PROPERTY" means any real property leased or subleased by Seller or any Subsidiary pursuant to any of the Acquired Leases.

      "LEASES" is defined in Section 1.1(b).

      "LIEN" means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include: (a) liens for Taxes
(i) to the extent that the payment thereof is not in arrears or otherwise due, or (ii) which are being contested in good faith, (b) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not materially impair the use of such property as currently conducted, (c) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (d) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations, and (e) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens if the same do not materially impair the use of such property as currently conducted, and in the case of each of the foregoing clauses (a) through (e), which have been incurred in the Ordinary Course of Business.

      "LOSSES" means any and all damages, deficiencies, awards, assessments, amounts paid in good faith settlement, judgments, fines, penalties, costs and expenses (including reasonable legal costs and expenses); provided, however, that the amount of any such Losses for the purposes of indemnification hereunder shall be determined net of the present value (based on a discount factor equal to the applicable federal rate as determined under Section 1274(d)(1) of the
Code) of any Tax benefit (including any increase in tax basis) actually realized in the year of loss by the Indemnified Party (or any consolidated, combined or unitary group of which the Indemnified Party is also a member) arising from the incurrence or payment of such loss.

      "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that is materially adverse to the business, assets, financial condition, or results of operations of the Business, taken as a whole, or that materially and adversely affects the ability of Seller to perform its obligations under this Agreement and consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse
Effect: (i) any change, effect or circumstance that arises by reason of or relates to a general deterioration in the economy or in the industries in which the Business operates (whether in the United States or in the foreign countries in which the Business is conducted) that does not affect the Business in a materially disproportionate manner relative to other participants in the economy or such industry, respectively; (ii) any change, effect or circumstance that arises out of or relates to action taken by Buyer or any of its Affiliates other than any action specifically required by this Agreement; (iii) any change, effect or circumstance to the extent attributable to the announcement or pendency of the transactions contemplated hereby (including, without limitation, any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees to the extent so attributable); (iv) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof or (v) any change, effect or circumstance that arises out of or relates to action taken by the Seller or any of its Affiliates that is specifically required by this Agreement.

      "MOST RECENT BALANCE SHEET" is defined in Section 2.7.

      "NET ASSET VALUE" means the difference between (in each case, as of the Closing): (a) the sum of (i) the billed Accounts Receivable of the Business that are listed on a detailed schedule and provided to Buyer no later than five Business Days following the Closing Date, without reduction for any allowance for doubtful accounts, (ii) the unbilled accounts receivable of the Business,
(iii) the Fixed Assets and (iv) the other assets of the Business (both current and non-current) of the type that are included in the sample calculation of Net Asset Value attached hereto as Exhibit 8 and (b) the sum of (i) the accounts payable of the Transferred Companies and (ii) the other liabilities of the Business (both current and non-current) of the type that are included in the sample calculation of Net Asset Value attached hereto as Exhibit 8. Exhibit 8 sets forth a sample calculation of the Net Asset Value of the Business assuming the Closing occurred on September 30, 2006. The balance sheet accounts set forth on Exhibit 8 (or which are included within the balance sheet accounts set forth on Exhibit 8), and only such balance sheet accounts, are the balance sheet accounts to be included in the calculation of Net Asset Value. The balance of each balance sheet account included within the calculation of Net Asset Value shall be determined in accordance with GAAP, applied consistently with the application of GAAP to the sample calculation set forth on Exhibit 8, provided that in no event will Accounts Receivable be reduced for any allowance for doubtful accounts. Notwithstanding the foregoing, (a) the Deferred Revenue of the Business shall be included in the calculation of Net Asset Value only to the extent it exceeds $21,000,000 and (b) Net Asset Value excludes any asset or liability arising out of or related to Taxes. Assets and liabilities of a Subsidiary that are carried in currencies other than the United States Dollar will be converted into United States Dollars at the exchange rates published in the Wall Street Journal on the Closing Date.

      "NET ASSET VALUE ARBITRATOR" is defined in Section 1.6(c).

      "NET ASSET VALUE STATEMENT" is defined in Section 1.6(a).

      "NET ASSET VALUE TARGET" means $14,091,000.00.

      "OPERATIONAL FILES" is defined in Section 4.17.

      "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of the Business, consistent with past practice and custom (including with respect to quantity and frequency).

      "OUTSTANDING INDEBTEDNESS" means indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables and other accrued current liabilities incurred in the Ordinary Course of Business), and reimbursement obligations with respect to letters of credit.

      "PATENT ASSIGNMENT AGREEMENT" is defined in Section 1.5(b).

      "PATENT LICENSE AGREEMENT" is defined in Section 1.5(b).

      "PERMITTED ENCUMBRANCES" means Liens identified in Section 2.9 of the Seller Disclosure Schedule.

      "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "POST-CLOSING COLLECTION PERIOD" is defined in Section 1.8.

      "PURCHASE PRICE" is defined in Section 1.4.

      "REPRESENTATIVES" is defined in Section 4.1.

      "REQUIRED CONSENT" is defined in Section 2.5(c).

      "RETAINED SUBSIDIARY" is defined in Section 1.1(a).

      "SELLER" is defined in the preamble.

      "SELLER'S KNOWLEDGE" means a particular fact or matter in question that is either (a) actually known by Joseph Bellini, Marsha Williams, Edward Grady, Robert Woodbury, Michael Smith or Mitchell Rowe or (b) reasonably should have been known by any of them in the performance of his or her duties to Seller or any Subsidiary.

      "SOFTWARE LICENSE AGREEMENT" is defined in Section 1.5(b).

      "SUBSIDIARY" means any corporation, association, trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by Seller or (ii) with respect to which Seller possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such person.

      "SUPPLY RELATIONSHIP AGREEMENT" is defined in Section 1.5(b).

      "TAX" or "TAXES" is defined in Section 2.13(a).

      "TAX RETURNS" is defined in Section 2.13(a).

      "TRADEMARKS" means trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

      "TRADEMARK ASSIGNMENT AGREEMENT" is defined in Section 1.5(b).

      "TRANSFERRED COMPANIES" is defined in Section 1.1(j).

      "TRANSFERRED COMPANY EMPLOYEE" is defined in Section 4.6(a).

      "TRANSFERRED EMPLOYEES" is defined in Section 4.6(a).

      "TRANSFERRED LICENSE AGREEMENT" is defined in Section 1.1(d).

      "UNCOLLECTED RECEIVABLES" is defined in Section 1.8.

      "UNCOLLECTED RECEIVABLES BALANCE" is defined in Section 1.8.

      "WELFARE PLAN" means a welfare benefit plan within the meaning of Section 3(1) of ERISA.

      8.2 Certain Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule mean a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word "including" will be construed as "including without limitation," (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement.

                                    ARTICLE 9
                                  MISCELLANEOUS

      9.1 Time is of the Essence. Time is of the essence of Seller's and Buyer's obligations under this Agreement.

      9.2 Waivers and Amendments.

            (a) This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

            (b) No waiver of any provision of this Agreement, or consent to any departure from the terms hereof, shall be effective unless the same shall be in writing and signed by the party waiving or consenting thereto. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

      9.3 Cumulative Rights and Remedies. Seller and Buyer each acknowledge that money damages alone will not adequately compensate the other party for breach of a party's obligations under this Agreement and, therefore, agree that in the event of the breach or threatened breach of any such obligation, in addition to all other remedies available, at law, in equity or otherwise, each party shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms of this Agreement.

      9.4 Notices.

            (a) Any notice, report, demand, request or other instrument or communication authorized, required or desired to be given under this Agreement by Buyer or Seller shall be in writing and delivered by hand, by first class certified mail, postage prepaid, return receipt requested, by express mail or express courier service, or by facsimile transmission, if addressed to the party intended to receive the same, to the address or facsimile number set forth below, provided that if any notice is sent to Buyer or Seller, a copy shall be sent to the party's attorney.

       IF TO BUYER:

       Applied Materials, Inc.
       2881 Scott Boulevard, M/S 2064
       Santa Clara, CA 95050
       Attention: Joseph Sweeney, Senior Vice President, Gen  eral Counsel and Corporate Secretary
       Facsimile: (408) 563-4635

       and to:

       Applied Materials, Inc.
       3050 Bowers Avenue, M/S 0105
       Santa Clara, CA 95054
       Attention: Greg Psihas, Managing Director, Corporate Business Development
       Facsimile: (408) 986-7260

       IF TO SELLER:

       Brooks Automation, Inc.
       15 Elizabeth Ave.
       Chelmsford, MA 01824
       Facsimile: (978) 262-2511
       Attention: Chief Financial Officer

       WITH A COPY TO:

       Brooks Automation, Inc.
       15 Elizabeth Ave.
       Chelmsford, MA 01824
       Facsimile: (978) 262-2511
       Attention: General Counsel

       AND TO:

       Ropes & Gray LLP
       One International Place
       Boston, MA 02110
       Facsimile 617-951-7050
       Attention: Winthrop G. Minot, Esq.

All such notices shall be deemed to have been duly given on (i) the date of receipt if delivered by hand, if sent by express courier service or sent by facsimile transmission (with a confirmation copy sent by first class mail) or
(ii) three days after deposit with the U.S. Postal Service, if transmitted by mail as aforesaid.

            (b) Either party may change the address to which any such notice, report, demand, request or other instrument or communication to such party is to be delivered or mailed, by giving written notice of such change to the other parties, but no such notice of change shall be effective unless and until received by such other parties. No such notice, report, demand, request or other instrument or communication given hereunder shall be invalidated or rendered ineffective due to any failure to give, or delay in giving, a copy of such notice, report, demand, request or other instrument or communication to any party to whom such copy is to be given as provided above.

      9.5 Expenses. Each party hereto shall pay its own expenses in connection with the transactions contemplated hereby, whether or not they are completed. In the event of any conflict between this provision and the indemnification provisions of this Agreement, the indemnification provisions shall control.

      9.6 Miscellaneous.

            (a) This Agreement constitutes the entire agreement between Buyer and Seller with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, discussions, agreements and understandings, written or oral, formal or informal between them with respect thereto, other than the Confidentiality Agreement dated August 22, 2006 and as amended on September 8, 2006 and on October 31, 2006, between Seller and Applied Materials, Inc. (which shall survive execution and delivery of this Agreement and shall survive any termination of this Agreement but shall terminate upon consummation of the Closing hereunder) (the "CONFIDENTIALITY AGREEMENT"). No representations, statements, warranties, covenants, undertakings or promises of Seller or Buyer or any representative or agent of either of them in respect of the purchase and sale of the Acquired Assets, whether oral, implied or otherwise and whether made before or after the date hereof, shall be considered a part hereof or binding upon such party unless set forth herein or agreed to by the parties in writing, nor shall any provision of this Agreement be supplemented, terminated, modified or waived except by a writing signed by both parties.

            (b) Notwithstanding anything else in this Agreement, the Confidentiality Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transaction and may disclose to any Person, without limitation, the tax treatment and tax structure of the transaction and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

            (c) This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, successors and permitted assigns, and shall inure to the benefit of the indemnified parties and their respective legal representatives, successors and permitted assigns.

            (d) All Exhibits mentioned in this Agreement shall be attached to this Agreement, and shall form an integral part hereof. All capitalized terms defined in this Agreement that are used in any Exhibit shall, unless the context otherwise requires, have the same meaning therein as given herein.

            (e) The captions, section numbers and article numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of such sections or articles of this Agreement not in any way affect this Agreement.

            (f) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

            (g) The Seller Disclosure Schedule is arranged in sections corresponding to those contained in Section 2 merely for convenience. To the extent it is reasonably apparent from the face of the Seller Disclosure Schedule that disclosure in one section of the Seller Disclosure Schedule qualifies a representation and warranty set forth in another section, such disclosure shall be deemed to have been made in such other section of the Seller Disclosure Schedule. In the event of any inconsistency between the statements in the body of this Agreement and those in the Seller Disclosure Schedule (other than an exception expressly set forth as such in such Seller Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      9.7 Choice of Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws that would result in the application of the law of any other jurisdiction.

      9.8 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the state courts of The Commonwealth of Massachusetts or the United States District Court located in The Commonwealth of Massachusetts for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, and agrees to cause each of its Subsidiaries to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence or to permit any of its Subsidiaries to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Massachusetts law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.4 is reasonably calculated to give actual notice.

      9.9 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION CLAIM , CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY SELLER THAT THIS
SECTION 9.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SELLER IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

      9.10 Severability. In the event that any provision of this Agreement is invalid, illegal, prohibited or unenforceable in any jurisdiction, as to such jurisdiction, such provision shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction, and each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

      9.11 Assignability. This Agreement is personal to Seller, and Seller shall not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of Buyer, which consent may be withheld for any reason. Buyer shall not assign this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld, except that, without the consent of Seller, Buyer may delegate its obligations under this Agreement to any subsidiary or other affiliate of Buyer and Buyer may assign any or all of its rights hereunder, to any subsidiary or other affiliate of Buyer, or to any party that directly or indirectly acquires Buyer or the business unit of Buyer that owns or uses the Acquired Assets provided, however, that no such assignment or delegation shall relieve Buyer of any of its obligations hereunder. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed

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or implied will give or be construed to give any person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

            [The remainder of this page is intentionally left blank.]

      IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement under seal on the date first above written.

BUYER:                           APPLIED MATERIALS, INC.

                                 By:/s/ Manfred Kershbaum
                                 ------------------------------------
                                    Name:  Manfred Kershbaum
                                    Title: Senior Vice President

SELLER:                          BROOKS AUTOMATION, INC.

                                 By: /s/ Edward C. Grady
                                 ------------------------------------
                                    Name:  Edward C. Grady
                                    Title: President & CEO

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]